Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND

BETWEEN

HARLEYSVILLE NATIONAL CORPORATION

AND

WILLOW FINANCIAL BANCORP, INC.

DATED:  May 20, 2008

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3.29	Equity Plans and Agreements	32
3.30	Absence of Certain Changes
3.31	Intellectual Property
3.32	Quality of Representations
3.33	Fiduciary Accounts

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF HNC	32
4.01	Organization	32
4.02	Capitalization	33
4.03	Authority; No Violation	34
4.04	Consents and Approvals	35
4.05	Financial Statements	35
4.06	No Material Adverse Change	36
4.07	Taxes	36
4.08	Contracts	37
4.09	Ownership of Property; Insurance Coverage	37
4.10	Shares	38
4.11	Legal Proceedings	38
4.12	Compliance with Applicable Law	38
4.13	Employee Benefits	40
4.14	Brokers and Finders	41
4.15	Environmental Matters	42
4.16	Business of HNC	42
4.17	CRA Compliance	42
4.18	Allowance for Loan Losses	43
4.19	HNC Information	43
4.20	Related Party Transactions	43
4.21	Loans	44
4.22	Reorganization	44
4.23	Fairness Opinion	44
4.24	HNC Common Stock	44
4.25	Securities Documents	44
4.26	Well Capitalized	45
4.27	Sarbanes-Oxley Act Compliance	45
4.28	Quality of Representations	46
4.29	Fiduciary Accounts

ARTICLE V	COVENANTS OF THE PARTIES	46
5.01	Conduct of WFB’s Business	46
5.02	Conduct of HNC’s Business	49
5.03	Access; Confidentiality	50
5.04	Regulatory Matters	51
5.05	Taking of Necessary Actions	52
5.06	No Solicitation	52
5.07	Advice of Changes	53
5.08	Other Undertakings by HNC and WFB	53

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5.09	No Control of Other Party’s Business

ARTICLE VI	CONDITIONS	62
6.01	Conditions to WFB’s Obligations under this Agreement	62
6.02	Conditions to HNC’s Obligations under this Agreement	63

ARTICLE VII	TERMINATION	65
7.01	Termination	65
7.02	Effect of Termination	65

ARTICLE VIII	MISCELLANEOUS	66
8.01	Expenses and Other Fees	66
8.02	Non-Survival of Representations and Warranties; Disclosure Schedules	67
8.03	Amendment, Extension and Waiver	67
8.04	Entire Agreement	67
8.05	No Assignment	67
8.06	Notices	68
8.07	Disclosure Schedules	69
8.08	Captions	69
8.09	Counterparts	69
8.10	Severability	69
8.11	Governing Law	69
8.12	Interpretation	69

Exhibits :

Exhibit 1	WFB Letter Agreement
Exhibit 2	WFB Non-Competition and Non-Solicitation Agreement
Exhibit 3	Termination of Employment and Release Agreement, Employment Agreement
Exhibit 4	Bank Merger Agreement

Schedules :

WFB Disclosure Schedule
HNC Disclosure Schedule

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 20, 2008 (“Agreement”), is made by and between HARLEYSVILLE NATIONAL CORPORATION, a Pennsylvania corporation (“HNC”), and WILLOW FINANCIAL BANCORP, INC., a Pennsylvania corporation (“WFB”).

BACKGROUND

1.             HNC owns directly all of the outstanding capital stock of Harleysville National Bank, a national banking association (“HNC Bank”), as well as all of the outstanding stock or similar interests of certain other Subsidiaries.

2.             WFB owns directly all of the outstanding capital stock of Willow Financial Bank, a federally chartered savings bank (“WFB Bank”), as well as all of the outstanding stock or similar interests of certain other Subsidiaries.

3.             HNC and WFB have each determined that it is advisable and in each of their respective best interests, and consistent with and in furtherance of their respective business strategies and goals for WFB to merge with and into HNC (the “Merger”), with HNC surviving such Merger, in accordance with this Agreement and the applicable laws of the United States of America and the Commonwealth of Pennsylvania.

4.             As a condition and inducement to HNC to enter into this Agreement, the directors of WFB and the executive officers of WFB named in WFB’s most recent proxy statement are each concurrently executing a letter agreement in the form attached hereto as Exhibit 1 (the “WFB Letter Agreement”).

5.             As a condition and inducement to HNC to enter into this Agreement, the directors of WFB are each concurrently executing a Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit 2 (the “WFB Non-Competition and Non-Solicitation Agreement”).

6.             As a condition and inducement to each of HNC and WFB to enter into this Agreement,      HNC, WFB, HNC Bank and WFB Bank are concurrently entering into a termination of employment and release agreement and employment agreement with Donna M. Coughey (the “Coughey Agreements”).

7.             Each of the parties, by signing this Agreement, approves and adopts it as a plan of reorganization as defined in IRC Section 368(a), and intends the Merger to be a reorganization as defined in IRC Section 368(a).

8.             HNC and WFB desire to set forth in this Agreement the terms and conditions governing the Merger and the other transactions contemplated hereby.

NOW THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

GENERAL

1.01   Definitions.  As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

Acquisition Proposal means any inquiry, proposal, indication of interest, term sheet, offer, signed agreement or disclosure of an intention to do any of the foregoing from any Person or group of Persons relating to any (i) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving WFB or any Subsidiary of WFB, where the assets, revenue or income of such Subsidiary constitutes more than 10% of the consolidated assets, net revenue or net income of WFB; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (including for this purpose the outstanding capital stock of any Subsidiary of WFB and the capital stock of any entity surviving any merger or business combination involving any Subsidiary of WFB) and/or liabilities where the assets being disposed of constitute 10% or more of the consolidated assets, net revenue or net income of WFB and its Subsidiaries taken as a whole, either  in a single transaction or series of transactions; (iii) any direct or indirect purchase or other acquisition or tender offer or exchange offer that, if consummated, would result in a Person or group of Persons acting in concert beneficially owning 10% or more of the outstanding shares of the common stock of WFB or any Subsidiary of WFB where that Subsidiary represents more than 10% of the consolidated assets, net revenue or net income of WFB, in each case other than the transactions contemplated by this Agreement.

Affiliate means, with respect to any corporation, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such corporation and, without limiting the generality of the foregoing, includes any executive officer, director or 10% equity owner of such corporation.

Agreement means this Agreement, including any amendment or supplement hereto.

Application means an application for regulatory approval or regulatory consent which is required for the consummation of the Contemplated Transactions.

Articles of Merger means the articles of merger to be executed by HNC and WFB and to be filed in the PDS, in accordance with the BCL.

Bank Merger has the meaning given to that term in Section 1.04 of this Agreement.

Bank Merger Agreement has the meaning given to that term in Section 1.04 of this Agreement.

BCL means the Pennsylvania Business Corporation Law of 1988, as amended.

BHC Act means the Bank Holding Company Act of 1956, as amended.

Business Day means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated to close.

Closing has the meaning given to such term in Section 1.03(b) of this Agreement.

Closing Date has the meaning given to that term in Section 1.03(b) of this Agreement.

Confidentiality Agreement means the confidentiality agreement dated March 5, 2008 between HNC and WFB.

Contemplated Transactions means (a) the Merger and (b) the Bank Merger.

Continuing Employees has the meaning given to that term in Section 5.08(c)(iii)(B).

Coughey Agreements has the meaning given to such term in the Background section of this Agreement.

CRA means the Community Reinvestment Act of 1977, as amended, and the rules and regulations promulgated from time to time thereunder.

Effective Date means the date on which the Merger is effective, which is the date that the Articles of Merger are filed in the PDS, and shall be the same as the Closing Date or as soon thereafter as is practicable.

Effective Time has the meaning given to such term in Section 1.03(a).

Environmental Law means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority (any such agreements only as applicable to HNC or WFB, as the case may be) relating to (i) the protection, preservation or restoration of the environment, including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource, and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.  The term Environmental Law includes, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601, et seq.;

the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. 1101, et seq.; the Safe Drinking Water Act, 42 U.S.C. 300f, et seq.; and all comparable state and local laws, and (ii) any common law, (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

Exchange Agent means the stock transfer agent of HNC or such other Person mutually agreed to by HNC and WFB that will act as the exchange agent for purposes of conducting the exchange procedure described in Section 2.06.

Exchange Ratio has the meaning given to such term in Section 2.02.

FDIC means the Federal Deposit Insurance Corporation.

FFB ESOP means the First Financial Bank Stock Ownership Plan.

FRB means the Federal Reserve Board.

FINRA means the Financial Industry Regulatory Authority.

GAAP means accounting principles generally accepted in the United States.

HNC has the meaning given to that term in the introductory paragraph of this Agreement.

HNC Bank has the meaning given to such term in the Background section of this Agreement.

HNC Benefit Plans has the meaning given to that term in Section 4.13(a).

HNC Closing Share Price means the numeric average of the closing prices for a share of HNC Common Stock, as reported on the NASDAQ Global Market (as reported in The Wall Street Journal or in the absence thereof, as reported by another authoritative source mutually agreed upon by HNC and WFB) for each of the consecutive twenty (20) trading days ending on and including the eleventh day prior to the Effective Date.

HNC Common Stock means the common stock, $1.00 par value, of HNC.

HNC Director has the meaning given to that term in Section 1.02(d) of this Agreement.

HNC Disclosure Schedule means, collectively, the disclosure schedules delivered by HNC to WFB at or prior to the execution and delivery of this Agreement.

HNC ERISA Affiliate has the meaning given to such term in Section 4.13(a) of this Agreement.

HNC Financials means (a) the audited consolidated financial statements of HNC as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007, and (b) the unaudited interim consolidated financial statements of HNC for each calendar quarter after December 31, 2007.

HNC Loans has the meaning given to such term in Section 4.21(a) of this Agreement.

HNC Shareholders Meeting means the meeting of the holders of HNC Common Stock to approve and adopt this Agreement.

HNC/HNC Bank Bylaws Restrictions means the provisions of the HNC and HNC Bank bylaws that require the retirement of a director as of the annual meeting next following that director’s reaching age 72.

HOLA means the Home Owners Loan Act, as amended and the rules and regulations promulgated from time to time thereunder.

HSR Act means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

Indemnified Party has the meaning given to that term in Section 5.08(c)(v)(A).

Intellectual Property means all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefore, mask words, technology, know-how, trade secrets, algorithms, processes, computer software programs, or applications (in both source code and object code form) , and tangible or intangible proprietary information or material and all other intellectual property or proprietary rights.

IRC means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

IRS means the Internal Revenue Service.

Janney has the meaning given to such term in Section 4.14 of this Agreement.

Knowledge of WFB means the actual knowledge of WFB’s executive officers.

Knowledge of HNC means the actual knowledge of HNC’s executive officers.

Material Adverse Effect means a change, circumstance, event or effect that has or would be reasonably expected to have a material adverse effect on (a) the business, financial condition or results of operations of WFB on a consolidated basis (when such term is used in Article III hereof) or HNC on a consolidated basis (when such term is used in Article IV hereof) other than, in each case, any change, circumstance, event or effect relating to (i) any change occurring after the date hereof in any federal or state law, rule or regulation, which change affects banking institutions and their holding companies generally, including any change affecting the Deposit Insurance Fund administered by the FDIC, (ii) changes in general economic, legal, regulatory or political conditions affecting banking institutions generally, including, but not limited to, changes in interest rates, (iii) any action or omission of a party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement or taken or omitted to be taken with the express written permission of the other party, (iv) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party, (v) reasonable expenses, including expenses associated with the retention of legal and financial advisors, incurred by WFB or HNC in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (vi) WFB’s restatement of its historical audited consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended June 30, 2007, including its restatement of its historical audited consolidated financial statements for the fiscal years ended June 30, 2007 and June 30, 2006 and WFB’s restatement of its historical unaudited financial statements for the quarter ended September 30, 2007, (vii) WFB’s failure to file in a timely manner its Quarterly Reports on Form 10-Q for the quarters ended September 30, 2007, December 31, 2007, and March 31, 2008 and its amendment to its Annual Report on Form 10-K for the fiscal year ended June 30, 2007, (viii) the review of WFB’s historical financial statements and transactions reflected therein by the audit committee of WFB’s board of directors and its counsel, and (ix) the independent review of WFB’s historical financial statements and transactions reflected therein by KPMG, WFB’s auditors, and PricewaterhouseCoopers LLP, and (x) reasonable legal and accounting expenses,  incurred by WFB in connection with the events set forth in subparagraphs (vi)-(ix) above and in response to SEC inquires and investigations in connection therewith; provided however, that the exceptions under subparagraphs (vi) through (ix) shall not except from the definition of Material Adverse Effect any, penalties, assessments, fines, civil or criminal sanctions, claims, damages, or any other litigation by a third party relating to, arising from, or in connection therewith, or (b) the ability of such party or its banking Subsidiary to consummate the Contemplated Transactions on a timely basis.

Merger has the meaning given to such term in Background section of this Agreement.

Merger Consideration has the meaning given to such term in Section 2.02 of this Agreement.

Nasdaq means the Global Select Market of the Nasdaq Stock Market operated by the Nasdaq Stock Market LLC.

OCC means the Office of the Comptroller of the Currency.

OTS means the Office of Thrift Supervision.

PDB means the Department of Banking of the Commonwealth of Pennsylvania.

PDS means the Department of State of the Commonwealth of Pennsylvania.

Person means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

Prospectus/Proxy Statement means the joint prospectus/proxy statement, together with any supplements thereto, to be sent to holders of WFB Common Stock in connection with the WFB Shareholders Meeting and the holders of HNC Common Stock in connection with the HNC Shareholders Meeting.

Registration Statement means the registration statement on Form S-4, which includes the Prospectus/Proxy Statement as a part thereof, and including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the HNC Common Stock to be issued in connection with the Contemplated Transactions.

Regulatory Agreement has the meaning given to that term in Sections 3.11(d) and 4.12(d) of this Agreement.

Regulatory Authority means any agency or department of any federal, state or local government or of any self-regulatory organization, including without limitation the SEC, the PDB, the OCC, the OTS, the FDIC, the FRB, FINRA, Nasdaq and the U.S. Department of Justice (but excluding any federal, state or local taxing authority).

Rights means warrants, options, rights, convertible securities, and other capital stock equivalents which obligate an entity to issue its securities.

Sandler has the meaning given to such term in Section 3.14 of this Agreement.

SEC means the United States Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

Securities Documents means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

Securities Laws means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

Subsidiary means with respect to any party, any corporation, partnership, joint venture, limited liability company or other entity of which (i) such party or a subsidiary of such party is a general partner or (ii) at least a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.

WFB has the meaning given to that term in the introductory paragraph of this Agreement.

WFB Bank has the meaning given to that term in the Background section of this Agreement.

WFB Benefit Plans has the meaning given to that term in Section 3.12(a) of this Agreement.

WFB Certificates has the meaning given to that term in Section 2.06(a) of this Agreement.

WFB Common Stock has the meaning given to that term in Section 3.02(a) of this Agreement.

WFB Disclosure Schedule means, collectively, the disclosure schedules delivered by WFB to HNC at or prior to the execution and delivery of this Agreement.

WFB ERISA Affiliate has the meaning given to such term in Section 3.12(c) of this Agreement.

WFB ESOP means WFB’s combined 401(k) Employee Stock Ownership Plan.

WFB Financials means (a) the audited consolidated financial statements of WFB as of June 30, 2007 and 2006 and for each of the three years in the period ended June 30, 2007, as restated and filed with the SEC on May 5, 2008 and (b) the unaudited interim consolidated financial statements of WFB for the calendar quarter ended September 30, 2007, as filed with the SEC on May 5, 2008.

WFB/HNC Bank Director has the meaning given to that term in Section 5.08(c)(iv)(A) of this Agreement.

WFB/HNC Directors has the meaning given to that term in Section 1.02(d) of this Agreement.

WFB Letter Agreement has the meaning given to such term in the Background section of this Agreement.

WFB Loans has the meaning given to that term in Section 3.20(a) of this Agreement.

WFB Shareholders Meeting means the meeting of the holders of WFB Common Stock to approve and adopt this Agreement.

WFB Stock-Based Awards means the awards granted pursuant to the WFB Stock Plans and the WFB 1999, 2002 and 2005 Recognition and Retention Plan and Trust Agreement.

WFB Stock-Based Plans means the WFB Stock Plans and the WFB 1999, 2002 and 2005 Recognition and Retention Plan and Trust Agreement.

WFB Stock Options means options to acquire shares of WFB Common Stock issued under the WFB Stock Plans.

WFB Stock Plans means the following plans: 1999 Stock Option Plan, 2002 Stock Option Plan, Chester Valley Bancorp, Inc. 1993 Stock Option Plan, and Chester Valley Bancorp, Inc. 1997 Stock Option Plan.

1.02   The Merger.

(a)           Subject to the terms and conditions of this Agreement and in accordance with the BCL, on the Effective Date:

(i)    WFB shall merge with and into HNC in accordance with Section 1921 of the BCL;

(ii)   the separate existence of WFB shall cease; and

(iii)  HNC shall survive and continue to exist as a corporation incorporated under the BCL.

(b)           Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in Section 1929 of the BCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property (real, personal and mixed), rights, powers, duties, obligations and liabilities of WFB shall be taken and deemed to be transferred to and vested in HNC, as the surviving corporation in the Merger, without further act or deed.

(c)           HNC’s Articles of Incorporation and Bylaws.  On and after the Effective Time, the articles of incorporation and bylaws of HNC, as in effect immediately prior to the Effective Time, shall automatically be and remain the articles of incorporation and bylaws of HNC, as the surviving corporation in the Merger, until thereafter altered, amended or repealed.

(d)           HNC’s Board of Directors and Officers.

(i)            At the Effective Time, the total number of persons serving on the board of directors of HNC shall be thirteen (13).  Eleven (11) of the thirteen (13) persons to serve initially on the board of directors of HNC at the Effective Time shall be the members of the board of directors of HNC prior to the Effective Time (the “HNC Directors”).  Two (2) of the thirteen (13) persons to serve initially on the board of directors of HNC at the Effective Time shall be mutually agreed upon by HNC and WFB from among the WFB directors who are independent directors, as provided in the Nasdaq Stock Market Marketplace Rules and who meet the eligibility requirements for a director under the HNC bylaws (the “WFB/HNC Directors”). One of the WFB/HNC Directors shall be appointed to serve as a Class B director and one shall be appointed to serve as a Class A director, respectively, to serve until their successors are duly elected and qualified in accordance with applicable law, the articles of incorporation, and the bylaws of HNC.   In the event that, prior to the Effective Time, any person so selected to serve on the board of directors of HNC after the Effective Time is unable or unwilling to serve in such position, the board of directors of HNC shall designate another person to serve in such person’s stead in accordance with the provisions of this Section 1.02(d). In the event that a WFB/HNC Director is unable or unwilling to serve on the board of directors of HNC at the Effective Time, then the board of directors of WFB may select another person to serve in such person’s stead, subject to the approval of HNC, which approval shall not be unreasonably withheld, and the requirement that the person so selected meets the requirements of an HNC/WFB Director of this Section 1.02(d).  Each person who serves as a WFB/HNC Director will be compensated for such service after the Effective Date in the same manner and in the same amounts as all other directors of HNC are compensated. Each director serving on the board of directors of HNC shall hold office until his or her successor is elected or qualified or otherwise in accordance with applicable law, the articles of incorporation, and bylaws of HNC.  Provided, however, that after the Effective Date, nothing in this section shall prohibit the HNC board of directors from changing the number of directors that shall constitute the whole board of directors to a number as permitted in the bylaws of HNC or shall limit in the future the number of directors that shall constitute the whole board of directors of HNC or HNC Bank.

(ii)           On and after the Effective Date, the officers of HNC duly elected and holding office immediately prior to the Effective Date shall be the officers of HNC, as the surviving corporation in the Merger, with the addition of Donna M. Coughey, who shall become Executive Vice President of HNC and HNC Bank, respectively on and after the Effective Date, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, the articles of incorporation and bylaws of HNC.

1.03  Effective Time and Effective Date; Closing.

(a)                                                  Subject to the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), HNC and WFB shall file the Articles of Merger with the PDS on (i) a date selected by HNC after such satisfaction or waiver which is no later than ten Business Days following such satisfaction or waiver or (ii) such other date to which HNC and WFB may mutually agree in writing.  The Merger provided for herein shall become effective upon filing of the Articles of Merger or on such later date and time as may be specified therein (the “Effective Time”).

(b)                                                 A closing (the “Closing”) shall take place immediately prior to the Effective Time at 10:00 a.m., local time, at the principal offices of HNC in Harleysville Pennsylvania, or at such other place, at such other time, or on such other date as HNC and WFB may mutually agree upon (such date, the “Closing Date”).  At the Closing, there shall be delivered to the parties the certificates and other documents required to be delivered under Article VI hereof.

1.04  Bank Merger.  HNC and WFB agree to take all action necessary and appropriate to cause WFB Bank to merge with and into HNC Bank (the “Bank Merger”) in accordance with applicable laws and regulations and the terms of an agreement and plan of merger to be entered into by WFB Bank and HNC Bank (the “Bank Merger Agreement”) in the form attached hereto as Exhibit 4 as soon as reasonably practicable after the execution and delivery of this Agreement. As soon as reasonably practicable after the date of this Agreement (a) HNC shall (i) cause the Board of Directors of HNC Bank to approve the Bank Merger Agreement, (ii) cause HNC Bank to execute and deliver the Bank Merger Agreement and (iii) approve the Bank Merger

Agreement in its capacity as the sole shareholder of HNC Bank, and (b) WFB shall (i) cause the Board of Directors of WFB Bank to approve the Bank Merger Agreement, (ii) cause WFB Bank to execute and deliver the Bank Merger Agreement and (iii) approve the Bank Merger Agreement in its capacity as the sole shareholder of WFB Bank.  The Bank Merger Agreement as provided in Exhibit 4 shall contain terms that are normal and customary in light of the transactions contemplated hereby and such additional terms as are necessary to carry out the purposes of this Agreement.

ARTICLE II

CONSIDERATION AND EXCHANGE PROCEDURES

2.01  HNC Common Stock.

(a)         Outstanding Shares.  Each share of HNC Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of HNC Common Stock.

(b)        Treasury Stock.  Each share of HNC Common Stock issued and held in the treasury of HNC immediately prior to the Effective Date, if any, shall, on and after the Effective Date, continue to be issued and held in the treasury of HNC.

2.02  Conversion of WFB Common Stock. Subject to Sections 2.03 and 2.04 below with respect to treasury stock and fractional shares, each share of WFB Common Stock issued and outstanding immediately prior to the Effective Date, shall, on the Effective Date, automatically by reason of the Merger and without any action on the part of the holder thereof, cease to be outstanding and be converted into the right to receive .7300 share of HNC Common Stock, (as may be adjusted pursuant to Section 2.07 (the “Exchange Ratio”). The consideration provided for in this Section 2.02 and in Section 2.04 as may be adjusted pursuant to Section 2.07, as provided herein is referred to herein as the “Merger Consideration.”

2.03  Treasury Stock and Stock Owned by WFB.  Notwithstanding anything in this Agreement to the contrary, each share of WFB Common Stock which is either issued and held in the treasury of WFB or issued and held by WFB or its Subsidiaries (other than shares held in an agency or fiduciary capacity or as a result of debts previously contracted) as of the Effective Date, if any, shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

2.04  No Fractional Shares.  Notwithstanding any other provision of this Agreement to the contrary, neither certificates nor scrip for fractional shares of HNC Common Stock shall be issued in the Merger. Each holder of WFB Common Stock who otherwise would have been entitled to a fraction of a share of HNC Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of WFB Common Stock owned by such holder at the Effective Time) by the HNC Closing Share Price.  No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

2.05  Stock Options.

(a)         At the Effective Time, each WFB Stock Option which is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested and exercisable, shall cease to represent a right to acquire shares of WFB Common Stock and shall be converted automatically into an option to purchase shares of HNC Common Stock, and HNC shall assume each WFB Stock Option, in accordance with the terms of the applicable WFB Stock Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) HNC and a disinterested committee of the HNC board of directors shall be substituted for WFB and the committee of the WFB board of directors (including, if applicable, the entire WFB board of directors) administering such WFB Stock Plan, (ii) each WFB Stock Option assumed by HNC may be exercised solely for shares of HNC Common Stock, (iii) the number of shares of HNC Common Stock subject to such WFB Stock Option shall be equal to the number of shares of WFB Common Stock subject to such WFB Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of HNC Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under each such WFB Stock Option shall be adjusted by dividing the per share exercise price under each such WFB Stock Option by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.  Notwithstanding clauses (iii) and (iv) of the preceding sentence, each WFB Stock Option which is an “incentive stock option” shall be adjusted as required by Sections 409A and 424 of the IRC, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Sections 409A and 424(h) of the IRC.  HNC and WFB agree to take all necessary steps to effect the foregoing provisions of this Section 2.05(a), including in the case of HNC taking all corporate action necessary to reserve for issuance a sufficient number of shares of HNC Common Stock for delivery upon exercise of the options to issue shares of HNC Common Stock issued in accordance herewith.

(b)        As soon as practicable after the Effective Date, HNC shall use its reasonable efforts to file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of HNC Common Stock subject to the options referred to in paragraph (a) of this Section 2.05 and shall use its reasonable efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding in the case of a Form S-8 or, in the case of a Form S-3, until the shares subject to such options may be sold without a further holding period under Rule 144 under the Securities Act.

(c)         As soon as practicable after the Effective Date, HNC shall deliver to the holders of WFB Stock Options at the Effective Time appropriate notices setting forth the effect of the adjustments described in Section 2.05(a) and advising of the registration of the shares of HNC Common Stock issuable upon exercise thereof after consummation of the Merger.

(d)        With respect to those individuals who, subsequent to the Merger, will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, HNC shall administer the WFB Stock Plans in a manner consistent with the exemptions provided by Rule 16b-3 promulgated under the Exchange Act.

2.06   Surrender and Exchange of WFB Stock Certificates.

(a)         On or prior to the Effective Date, for the benefit of the holders of certificates representing shares of WFB Common Stock (each, a “WFB Certificate”), HNC shall (i) provide the Exchange Agent with a letter of instruction, in such form as the Exchange Agent may reasonably require, directing the Exchange Agent to issue a number of shares of HNC Common Stock which comprise the Merger Consideration pursuant to Section 2.02 in the form certificates to holders of shares of WFB Common Stock and (ii) deliver to the Exchange Agent an estimated amount of cash sufficient to make all payments pursuant to Section 2.04, in exchange for WFB Certificates in accordance with this Section 2.06. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of HNC Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the person entitled thereto.

(b)        As soon as reasonably practicable after the Effective Date, HNC shall cause the Exchange Agent to mail to each holder of one or more WFB Certificates:

(i)                    a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the WFB Certificates shall pass, only upon delivery of the WFB Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as HNC reasonably may specify; and

(ii)                   instructions for effecting the surrender of such WFB Certificates in exchange for the Merger Consideration payable for the shares represented thereby.

Upon surrender of a WFB Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as reasonably may be required by the Exchange Agent, the holder of such WFB Certificate shall be entitled to receive in exchange therefor (i) a certificate representing in the aggregate the whole number of shares of HNC Common Stock that such holder has the right to receive pursuant to Section 2.02 (after taking into account all shares of WFB Common Stock held by such at the Effective Time), and (ii) a check representing the amount of cash, if any, payable in lieu of a fractional share of HNC Common Stock under Section 2.04, and the WFB Certificate so surrendered shall forthwith be cancelled.

(c)         Each certificate for shares of HNC Common Stock (each, an “HNC Certificate”) issued in exchange for WFB Certificates pursuant to Section 2.06(a) above shall be dated the Effective Date and any holder shall be entitled to dividends and all other rights and privileges pertaining to such shares of stock from the Effective Date.  Until surrendered, each WFB Certificate shall, from and after the Effective Time, evidence solely the right to receive the Merger Consideration.

(d)        If a WFB Certificate is exchanged on a date following one or more record dates after the Effective Date for the payment of dividends or any other distribution on shares of HNC Common Stock, HNC shall pay to such shareholder cash in an amount equal to dividends payable on such shares of HNC Common Stock received in exchange for WFB Certificates and pay or deliver any other distribution to which such shareholder is entitled.  No interest shall accrue or be payable in respect of dividends or any other distribution otherwise payable under this Section 2.06(d) upon surrender of WFB Certificates.  Notwithstanding the foregoing, no party hereto shall be liable to any holder of WFB Common Stock for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law.  Until such time as WFB Certificates are surrendered to HNC for exchange, HNC shall have the right to withhold dividends or any other distributions on the shares of HNC Common Stock issuable to such shareholder.

(e)         Upon the Effective Date, the stock transfer books for WFB Common Stock will be closed and no further transfers of WFB Common Stock will thereafter be made or recognized.  All WFB Certificates surrendered pursuant to this Section 2.06 will be cancelled and exchanged for the Merger Consideration as provided herein.

(f)         If there is a transfer of ownership of WFB Common Stock which is not registered in the transfer records of WFB, one or more HNC Certificates evidencing, in the aggregate, the proper number of shares of HNC Common Stock and any cash in lieu of a fractional share payment to Section 2.04 and dividends or other distributions to which such holder is entitled pursuant to Section 2.06(c), as applicable, may be issued with respect to such WFB Common Stock to such a transferee if the WFB Certificate representing such shares of WFB Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not payable.

(g)        If any WFB Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed WFB Certificate, upon the making of a sworn affidavit of that fact by the holder thereof in form satisfactory to the Exchange Agent, the Merger Consideration required pursuant to this Agreement; provided, however, that the Exchange Agent may, in its sole discretion and as a condition precedent to the delivery of the Merger Consideration to which the holder of such WFB Certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed WFB Certificate to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against WFB, HNC or the Exchange Agent or any other party with respect to the WFB Certificate alleged to have been lost, stolen or destroyed.

2.07  Anti-Dilution Provisions.  If HNC shall at any time before the Effective Date:

(a)         declare a dividend in shares of HNC Common Stock with a record date prior to the Effective Date;

(b)        resolve to combine the outstanding shares of HNC Common Stock into a smaller number of shares prior to the Effective Date;

(c)         resolve to effect a split or subdivide the outstanding shares of HNC Common Stock with a record date prior to the Effective Date; or

(d)        reclassify the shares of HNC Common Stock prior to the Effective Date;

then, in any such event, the number of shares of HNC Common Stock to be delivered to WFB shareholders in exchange for shares of WFB Common Stock shall be adjusted so that each WFB shareholder shall be entitled to receive such number of shares of HNC Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred prior to the happening of such event.  (By way of illustration, if HNC declares a stock dividend of 5% payable with respect to a record date on or prior to the Effective Date, the Exchange Ratio shall be adjusted upward by 5%.).  In addition, in the event that, prior to the Effective Date, HNC enters into an agreement pursuant to which shares of HNC Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each WFB shareholder who becomes a shareholder of HNC shall be entitled to receive such number of shares or other securities or amount or obligations of such other corporation as such shareholder would be entitled to receive if the Effective Date had occurred immediately prior to the happening of such event.  Furthermore, the number of shares of HNC Common Stock subject to each WFB Stock Option referenced in Section 2.05(a) and the applicable exercise price shall be appropriately adjusted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF WFB

WFB hereby represents and warrants to HNC as follows:

3.01  Organization.

(a)         WFB is a corporation duly incorporated and validly subsisting under the laws of the Commonwealth of Pennsylvania.  WFB is a savings and loan holding company duly registered under HOLA.  WFB has the corporate power and authority to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  WFB is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on WFB, and all such licenses, registrations and qualifications are in full force and effect.

(b)        WFB Bank is a stock savings bank duly organized and validly existing under the laws of the United States of America.  WFB Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  WFB Bank is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on WFB, and all such licenses, registrations and qualifications are in full force and effect.

(c)         The deposits of WFB Bank are insured by the Deposit Insurance Fund of the FDIC to the extent provided in the Federal Deposit Insurance Act.  WFB Bank is a member in good standing with the Federal Home Loan Bank of Pittsburgh and owns the requisite amount of stock therein.

(d)        WFB has no Subsidiaries other than WFB Bank and those identified in WFB Disclosure Schedule 3.01(d).  WFB Disclosure Schedule 3.01(d) sets forth the type of organization, the state of formation, the owner of its outstanding equity interests and a brief description of the business conducted by each Subsidiary. Each WFB Subsidiary, other than WFB Bank (which is covered by Section 3.01(b) above), is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation. Each such Subsidiary has the corporate or trust power and authority to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  Each such Subsidiary is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on WFB, and all such licenses, registrations and qualifications are in full force and effect.

(e)         The respective minute books of WFB and each WFB Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders, boards of directors and trustees, including committees, in each case in accordance with the normal business practice of WFB and each such WFB Subsidiary.

(f)         WFB has delivered to HNC true and correct copies of the articles of incorporation and bylaws of WFB and WFB Bank, and the articles of incorporation, bylaws, trust agreements and other applicable charter documents of each other WFB Subsidiary, each as in effect on the date hereof.

3.02  Capitalization.

(a)         The authorized capital stock of WFB consists of (i) 40,000,000 shares of common stock, par value $.01 per share (“WFB Common Stock”), of which at the date hereof 15,669,304 shares are validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights, and 1,822,606 are held as treasury shares and (ii) 5,000,000 shares of serial preferred stock, par value $.01 per share, of which at the date hereof, no shares are issued and outstanding.  WFB has not issued nor is WFB bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of WFB Common Stock or any other security of WFB or any securities representing the right to vote, purchase or otherwise receive any shares of WFB Common Stock or any other security of WFB, except (A) for WFB Stock Options for 852,984 shares of WFB Common Stock issued and outstanding under the WFB Stock Plans and (B) 99,376 shares of WFB Common Stock under the 1999, 2002 and 2005 Recognition and Retention Plans, and (C) the WFB ESOP and the FFB ESOP.  No shareholder Rights plan exists with respect to shares of WFB Common Stock except for the WFB Stock-Based Plans and the WFB ESOP and the FFB ESOP.

(b)        WFB owns, directly or indirectly, all of the capital stock of WFB Bank and the other WFB Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.  There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding with respect to the capital stock of WFB Bank or any other WFB Subsidiary.  Except for WFB Bank and the other WFB Subsidiaries listed on WFB Disclosure Schedule 3.01(d) and except as set forth on WFB Disclosure Schedule 3.02(b), WFB does not possess, directly or indirectly, any material equity interest in any Person, except for (i) equity interests in WFB Bank’s investment portfolio, (ii) equity interests held by WFB’s Subsidiaries in a fiduciary capacity, (iii) equity interests held in connection with WFB Bank’s commercial loan activities, and (iv) equity interests in the Federal Home Loan Bank of Pittsburgh.

(c)         To the Knowledge of WFB, except as disclosed in WFB’s proxy materials for its 2007 annual meeting of shareholders, no person or group is the beneficial owner of 5% or more of the outstanding shares of WFB Common Stock (the terms “person”, “group” and “beneficial owner” are as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

3.03         Authority; No Violation.

(a)         WFB has full corporate power and authority to execute and deliver this Agreement and, except for the receipt of the approval of this Agreement by the shareholders of WFB and any approvals from Regulatory Authorities set forth in Section 3.04 hereof, to consummate the Contemplated Transactions.  The execution and delivery of this Agreement by WFB and the consummation by WFB of the Contemplated Transactions have been duly and validly approved by the unanimous vote of the Board of Directors of WFB and, except for approval and adoption by the shareholders of WFB as required by the BCL, and the WFB articles of incorporation and bylaws, no other corporate proceedings on the part of WFB are necessary to consummate the Merger.  The affirmative vote of a majority of the votes cast by the holders of the WFB Common Stock at the WFB Shareholders Meeting is sufficient to adopt this Agreement.  This Agreement has been duly and validly executed and delivered by WFB and constitutes the valid and binding obligation of WFB, enforceable against WFB in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)        None of (i) the execution and delivery of this Agreement by WFB, subject to receipt of approvals from the WFB shareholders and the Regulatory Authorities referred to in

Section 3.04 hereof and WFB’s and HNC’s compliance with any conditions contained therein, the consummation of the Contemplated Transactions, and (ii) compliance by WFB or any WFB Subsidiary with any of the terms or provisions hereof:

(A)          conflict with or result in a breach of any provision of the respective articles of incorporation, bylaws or other charter documents of WFB or any WFB Subsidiary;

(B)           violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to WFB or any WFB Subsidiary or any of their respective properties or assets; or

(C)           violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of WFB or any WFB Subsidiary under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which WFB or any WFB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except as set forth on WFB Disclosure Schedule 3.03(b), excluding from clauses (B) and (C) hereof, such conflicts, violations, breaches, defaults or other events which, individually or in the aggregate, would not have a Material Adverse Effect on WFB.

3.04   Consents and Approvals.

(a)         Except for (i) the required approval and adoption of this Agreement by the shareholders of HNC, (ii) the required approval and adoption of this Agreement by the shareholders of WFB, (iii) the filing of a notice by HNC of the issuance of shares of HNC Common Stock pursuant to this Agreement with Nasdaq, (iv) the filing of applications and notices, as applicable, with the FRB under the BHC Act and the OCC under the National Bank Act and the Federal Deposit Insurance Act and approval of such applications and notices; (v) the filing with the SEC in definitive form of the Prospectus/Proxy Statement, and the filing with, and declaration of effectiveness by, the SEC of the Registration Statement, (vi) the filing of the Articles of Merger with the PDS in accordance with the BCL, (vii) any notices or filings under the HSR Act, (viii) any application, notice or filing with the Pennsylvania Department of Banking, (ix) any application, notice or filings with the OTS, (x) any application, notice, or filing and if required, an effective registration under the various securities or blue sky laws of those jurisdictions as may be necessary, (xi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents and the rules and regulations thereunder, (xii) filings, if any, required as a result of the particular status of HNC, and (xiii) a post-Bank Merger notice to the FDIC to be filed by HNC Bank, no consents or approvals of, or filings or registrations with, any Regulatory Authority or with any other third party are necessary in connection with (A) the execution, delivery and performance by WFB of this Agreement and (B) the consummation by WFB of the Merger and WFB Bank of the Bank Merger.

(b)        As of the date of this Agreement, to the Knowledge of WFB, there is no reason relating to WFB why all regulatory approvals from any Regulatory Authority required to consummate the transactions contemplated hereby should not be obtained on a timely basis without the imposition of a condition or restriction of the type referred to in Section 6.02(d).

3.05         Financial Statements.

(a)         WFB has delivered to HNC the WFB Financials.  The WFB Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of WFB as of and for the periods ended on the dates thereof, in accordance with GAAP consistently applied, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by SEC Form 10-Q in the case of unaudited statements.

(b)        To the Knowledge of WFB, WFB did not, as of the date of the balance sheets referred to above, have any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the WFB Financials, and footnotes thereto, at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto.  Since September 30, 2007, and except as reflected in the WFB Financials in the SEC Form 10-K/A as filed with the SEC on May 5, 2008 for the fiscal year ended June 30, 2007, and the SEC Form 10-Q as filed on May 5, 2008 for the period ended September 30, 2007, neither WFB nor any WFB Subsidiary has incurred any liabilities, contingencies or obligations of any nature, whether absolute, accrued, contingent or otherwise that has had or is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on WFB, except for (i) liabilities and obligations which were incurred in the ordinary course of business consistent with past practice, (ii) those liabilities that are reflected or reserved against on the consolidated balance sheet of WFB included in the WFB Financials including any notes thereto, and (iii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

(c)         Any restatements of the WFB Financials have been restated and performed in conformance with, in all material respects, GAAP, the rules and regulations of the SEC and the required Regulatory Authorities.

(d)        WFB has no disagreements with its outside independent public accountants which has had or could be reasonably expected to have a Material Adverse Effect on WFB or its Subsidiaries.

3.06  No Material Adverse Change.  Except as disclosed in the WFB Financials, and footnotes thereto, in the SEC Form 10-K/A as filed with the SEC on May 5, 2008 for the fiscal year ended June 30, 2007, and the SEC Form 10-Q as filed on May 5, 2008 for the period ended September 30,

2007, since September 30, 2007, neither WFB nor any WFB Subsidiary has suffered any adverse change in their respective assets, liabilities, business, financial condition, or results of operations, which has had or could be reasonably expected to have a Material Adverse Effect on WFB.

3.07  Taxes.

Except as set forth on WFB Disclosure Schedule 3.07:

(a)         WFB and the WFB Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a) of which WFB is a common parent.  WFB has filed, and will file, all material federal, state and local tax returns required to be filed by, or with respect to, WFB and the WFB Subsidiaries on or prior to the Closing Date, except to the extent that any failure to file or any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect, and has paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which are shown on such returns to be due for the periods covered thereby from WFB or any WFB Subsidiary to any applicable taxing authority, on or prior to the Closing Date, other than taxes which (i) are not delinquent or are being contested in good faith, (ii) have not been finally determined, or (iii) the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect on WFB. Such returns or reports are true, complete and correct in all material respects.  WFB and the WFB Subsidiaries have paid all taxes and other governmental charges including all applicable interest and penalties set forth in such returns or reports.

(b)        There are no liens on the assets of WFB and the WFB Subsidiaries relating to or attributable to any taxes (other than taxes not yet due and payable).  All federal, state and local taxes and other governmental charges payable by WFB and the WFB Subsidiaries have been paid or have been adequately accrued or reserved for on such entity’s books in accordance with GAAP and banking regulations applied on a consistent basis, except where failure to pay or accrue would not have a Material Adverse Effect on WFB.  Until the Effective Date, WFB and the WFB Subsidiaries shall continue to reserve sufficient funds for the payment of expected tax liabilities in accordance with GAAP and banking regulations applied on a consistent basis.

(c)         There are no material disputes pending, claims asserted in writing, or payment agreements entered into for taxes or assessments upon WFB or any WFB Subsidiary, nor has WFB or any WFB Subsidiary been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period.

(d)        WFB and the WFB Subsidiaries have withheld and paid all taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, except where failure to withhold or to pay such withholding would not have a Material Adverse Effect.

(e)         Neither WFB nor the WFB Subsidiaries have constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the IRC (i) in the two years prior to the date of this Agreement or

(ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the IRC) that includes the Merger.

3.08         Contracts.

(a)           Except as set forth on WFB Disclosure Schedule 3.08, neither WFB nor any WFB Subsidiary is a party to or subject to:

(i)            any employment, consulting, severance, “change-in-control” or termination contract, arrangement, commitment, or understanding with any past or present officer, director, employee, independent contractor, agent or other person under which WFB or any WFB Subsidiary has any material liability, except for “at will” arrangements;

(ii)           any plan, contract, arrangement, commitment, or understanding (other than as provided in clause (i) above) providing for bonuses, pensions, options, Rights, equity rights, shares of WFB Common Stock, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officer, director, employee, independent contractor, agent or other person under which WFB or any WFB Subsidiary has any material liability;

(iii)          any agreement which by its terms limits the payment of dividends by WFB or any WFB Subsidiary other than generally applicable regulatory restrictions;

(iv)          except in the ordinary course of business, any material instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which WFB or any WFB Subsidiary is an obligor to any person, other than deposits, repurchase agreements, bankers acceptances and “treasury tax and loan” accounts established in the ordinary course of business, instruments relating to transactions entered into in the customary course of the banking business of WFB Bank, and transactions in “federal funds”, or which contains financial covenants or other restrictions, other than those relating to the payment of principal and interest when due, which would be applicable on or after the Closing Date;

(v)           any contract, other than this Agreement, which restricts or prohibits it from engaging in any line of business permissible under applicable law;

(vi)          any plan, contract, arrangement, commitment or understanding which provides for payments or benefits which might render any portion of any such payments or benefits subject to disallowance of deduction as a result of the application of IRC Sections 280G or 162(m);

(vii)         any lease for real property;

(viii)        any contract or arrangement with any broker-dealer or investment adviser;

(ix)           any investment advisory contract with any investment company registered under the Investment Company Act of 1940; or

(x)            any contract or arrangement with, or membership in, any local clearing house or self regulatory organization.

(b)        All the contracts, plans, arrangements and instruments are in full force and effect on the date hereof, and neither WFB, any WFB Subsidiary nor, to the Knowledge of WFB, any other party to any such contract, plan, arrangement or instrument, has breached any provision of, or is in default under any term of, any such contract, plan, arrangement or instrument the breach of which or default under which will have a Material Adverse Effect, and no party to any such contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions thereof as a result of the transactions contemplated by this Agreement, the termination of which will have a Material Adverse Effect on WFB.

(c)         Except as set forth on WFB Disclosure Schedule 3.08(c), no plan, employment agreement, termination agreement or similar agreement or arrangement to which WFB or any WFB Subsidiary is a party or by which WFB or any WFB Subsidiary may be bound:

(i)            contains provisions which permit an employee or an independent contractor to terminate it without cause and continue to accrue future benefits thereunder;

(ii)           provides for acceleration in the vesting or payment of benefits thereunder upon the occurrence of a change in ownership or control or merger or other acquisition of WFB or any WFB Subsidiary; or

(iii)          requires WFB or any WFB Subsidiary to provide a benefit in the form of WFB Common Stock or determined by reference to the value of WFB Common Stock other than WFB Stock-Based Plans and WFB Stock-Based Awards.

3.09   Ownership of Property; Insurance Coverage.

(a)           WFB and each WFB Subsidiary has, and will have as to property acquired after the date hereof, good, and as to real property, marketable, title to all assets and properties owned by WFB or such WFB Subsidiary, whether real or personal, tangible or intangible, including securities, assets and properties reflected in the balance sheets contained in the WFB Financials or acquired subsequent thereto (except to the extent that such securities are held in any fiduciary or agency capacity and except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, or have been disposed of as obsolete since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except:

(i)            statutory liens for amounts not yet delinquent or which are being contested in good faith;

(ii)           pledges to secure deposits and other liens incurred in the ordinary course of banking business;

(iii)          such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent;

(iv)          mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carriers and other similar Liens and encumbrances arising in the ordinary course of business; and

(v)           dispositions and encumbrances for adequate consideration in the ordinary course of business.

WFB and each WFB Subsidiary have the right under leases of properties used by WFB or such WFB Subsidiary in the conduct of their respective businesses to occupy and use all such properties in all material respects as presently occupied and used by them.

(b)           With respect to all agreements pursuant to which WFB or any WFB Subsidiary has purchased securities subject to an agreement to resell, if any, WFB or such WFB Subsidiary has a valid, perfected first lien or most senior security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c)           WFB Disclosure Schedule 3.09(c) lists all insurance policies in force of WFB and each WFB subsidiary.  WFB and each WFB Subsidiary maintain insurance in amounts considered by WFB to be reasonable for their respective operations.  Neither WFB nor any WFB Subsidiary has received notice from any insurance carrier that:

(i)          such insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

(ii)         premium costs with respect to such insurance will be substantially increased except to the extent such cancellation, reduction, elimination or increase would not have a Material Adverse Effect.

(d)           WFB and each WFB Subsidiary maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations.

3.10  Legal Proceedings.  Except as set forth in WFB Disclosure Schedule 3.10, neither WFB nor any WFB Subsidiary is a party to any, and there are no pending or, to the Knowledge of WFB, threatened, legal, administrative, arbitration or other proceedings, material claims, actions, governmental investigations or regulatory inquiries of any nature:

(a)           against WFB or any WFB Subsidiary;

(b)           to which the assets of WFB or any WFB Subsidiary are subject;

(c)           challenging the validity or propriety of either of the Contemplated Transactions; or

(d)           which could materially adversely affect the ability of WFB to perform its obligations under this Agreement, the ability of WFB or WFB Bank to consummate the Contemplated Transactions;

except for any proceedings, claims, actions, investigations, or inquiries referred to in clauses (a) or (b) which individually or in the aggregate would not have a Material Adverse Effect on WFB.

3.11   Compliance with Applicable Law.

(a)           Except as set forth on WFB Disclosure Schedule 3.11(a), WFB and each WFB Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to them, other than where such failure to hold or non-compliance will neither result in a limitation in any material respect in the conduct of its business or otherwise have a Material Adverse Effect on WFB.

(b)           Except as set forth on WFB Disclosure Schedule 3.11(b), WFB and each WFB Subsidiary have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Regulatory Authority, and have filed all other reports and statements required to be filed by them, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith, except where such failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would have a Material Adverse Effect on WFB.

(c)           Except as set forth on WFB Disclosure Schedule 3.11(c), to the Knowledge of WFB, no Regulatory Authority has initiated any proceeding or, to the Knowledge of WFB, investigation into the business or operations of WFB or any WFB Subsidiary since January 1, 2006.

(d)           Except as set forth on WFB Disclosure Schedule 3.11(d), since January 1, 2006, neither WFB nor any WFB Subsidiary has received any written notification or written communication from any Regulatory Authority:

(i)            asserting that WFB or any WFB Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii)           threatening to revoke any license, franchise, permit or governmental authorization which is material to WFB or any WFB Subsidiary;

(iii)          requiring or threatening to require WFB or any WFB Subsidiary, or any written indication that WFB or any WFB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of WFB or any WFB Subsidiary, including without limitation any restriction on the payment of dividends; or

(iv)          directing, restricting or limiting, or purporting to direct, restrict or limit, in any material respect the operations of WFB or any WFB Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a “Regulatory Agreement”).

(e)                Neither WFB nor any WFB Subsidiary has received, consented to, or entered into any Regulatory Agreement that remains operative or in force.

(f)                 Except as set forth on WFB Disclosure Schedule 3.11(f), to the Knowledge of WFB, there is no unresolved material violation, criticism, or exception by any Regulatory Authority with respect to any Regulatory Agreement.

(g)                There is no injunction, order, judgment or decree in effect upon WFB or any WFB Subsidiary or the assets of WFB or any WFB Subsidiary.

3.12   Employee Benefits; Labor Matters.

(a)                WFB has made available to HNC true and complete copies of any written or unwritten employee benefit plans, including any agreements, programs, policies or other arrangements whether or not subject to ERISA, multiemployer plans within the meaning of ERISA Section 3(37), employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, stock option plans, severance plans, change in control agreements, employment agreements, fringe benefits, bonus or incentive plans, deferred compensation plans, supplemental income plans, supplemental executive retirement plans, annual incentive plans, split-dollar plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1), vacation pay, sick leave, short-term disability, long-term disability, life insurance, and medical plans, and all other employee benefit plans, policies, agreements, and arrangements, currently maintained or contributed to or under which WFB has any liability or obligation for the benefit of past, present, or retired employees, independent contractors, directors, or any other individuals or any beneficiaries thereunder or any entity (collectively, the “WFB Benefit Plans”), all of which are set forth on WFB Disclosure Schedule 3.12(a), together with, as applicable:

(i)            the most recent actuarial valuation reports and audited financial statements relating to WFB Benefit Plans;

(ii)           the most recently filed Form 5500 relating to the WFB Benefit Plans;

(iii)          the most recent IRS determination letters which pertain to any WFB Benefit Plans;

(iv)          all written communications between WFB or a WFB ERISA Affiliate (as defined below) and any governmental authority regarding any of the WFB Benefit Plans;

(v)           all trust agreements or other funding instruments related to WFB Benefit Plans;

(vi)          current summary plan descriptions, amendments, modifications, or material supplements; or

(vii)            summary of any proposed amendments or changes anticipated to be made to any WFB Benefit Plan other than, in either case, as contemplated by this Agreement;

(b)           With respect to each of the WFB Benefit Plans, no event has occurred and there exists no condition or set of circumstances in connection with which WFB or any of its Subsidiaries would be subject to any liability that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect on WFB. Except as set forth on WFB Disclosure Schedule 3.12(b), WFB and each of its Subsidiaries have operated, maintained and administered each WFB Benefit Plan in material compliance with all applicable laws and the terms of each such plan. The terms of each WFB Benefit Plan are in compliance with all applicable laws in all material respects. Each WFB Benefit Plan that is intended to be “qualified” under IRC Section 401(a) has received a favorable determination letter from the IRS to such effect and, to WFB’s Knowledge, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such WFB Benefit Plan. There are no pending or to the Knowledge of WFB threatened or anticipated claims by, on behalf of or against any of the WFB Benefit Plans, any fiduciaries of such WFB Benefit Plans (with respect to whom WFB has an indemnification obligation) with respect to their duties to any WFB Benefit Plan, or against the assets of such WFB Benefit Plan or any trust maintained in connection with such WFB Benefit Plan (other than routine claims for benefits). All contributions, premiums and other payments required to be made with respect to any WFB Benefit Plan have been made on or before their due dates under applicable law and the terms of such WFB Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any WFB Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the consolidated balance sheet of WFB included in its SEC filings (including any notes thereto) or liability therefor was incurred in the ordinary course of business consistent with past practice. There is not now, and to the Knowledge of WFB there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a WFB Benefit Plan or the imposition of any pledge, lien, security interest or encumbrance on the assets of WFB or any of WFB’s Subsidiaries or any of their respective WFB ERISA Affiliates (as defined below) under ERISA or the IRC, or similar laws of foreign jurisdictions.

No “excess contributions” have been made that would be non-deductible or that would subject WFB or any of WFB’s Subsidiaries to the excise tax imposed under Section 4972 of the IRC.

(c)           Except as set forth on WFB Disclosure Schedule 3.12(c), (i) neither WFB nor any of WFB’s Subsidiaries nor any trade or business, whether or not incorporated, that, together with WFB or any of WFB’s Subsidiaries would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA (an “WFB ERISA Affiliate”), maintains or contributes to, or during the five-year period prior to the date hereof has maintained or contributed to, (x) any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Section 412 of the IRC or Section 302 or Title IV of ERISA or (y) a “multiemployer plan” within the meaning of Section 3(37) and 4001(a)(3) of ERISA or a “multiple employer plan” within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the IRC, (ii) neither WFB nor any of WFB’s Subsidiaries has incurred, either directly or indirectly (including as a result of any indemnification or joint and several liability obligation), any liability pursuant to Title I or IV of ERISA other than plan funding obligations in the ordinary course and Pension Benefit Guaranty Corporation (“PBGC”) premiums (including any Controlled Group Liability as a result of its relationship with an ERISA Affiliate) or the penalty tax, excise tax or joint and several liability provisions of the IRC relating to employee benefit plans, whether contingent or otherwise, including pursuant to any non-exempt “prohibited transactions” as such term is defined in Section 406 of ERISA or Section 4975 of the IRC, and to the Knowledge of WFB, no event, transaction, fact or condition exists that presents a risk to WFB or any ERISA Affiliate of WFB of incurring any such liability, or after the Effective Time, to HNC or any of its Affiliates, in each case, with respect to the WFB Benefit Plans, (iii) no WFB Benefit Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the IRC or Section 302 of ERISA, (iv) with respect to each WFB Benefit Plan that is a “multiemployer plan,” no complete or partial withdrawal from such plan has been made by WFB or any of WFB’s Subsidiaries, or by any other person, that would reasonably be expected to result in any material liability to WFB or any of WFB’s Subsidiaries, whether such liability is contingent or otherwise, and if WFB or any of WFB’s Subsidiaries were to withdraw from any such WFB Benefit Plan, such withdrawal would not result in any material liability to WFB or any of WFB’s Subsidiaries, and (v) during the five-year period prior to the date hereof, with respect to any WFB Benefit Plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the IRC (a) there has not been a partial termination, and (b) none of the following events has occurred: (x) the filing of a notice of intent to terminate, (y) the treatment of an amendment to such a WFB Benefit Plan as a termination under Section 4041 of ERISA or (z) the commencement of proceedings by the PBGC to terminate such a WFB Benefit Plan and (iii) there has been no “reportable event” within the meaning of Section 4043 of ERISA and the regulations and interpretations thereunder which required a notice to the PBGC which has not been fully and accurately reported in a timely fashion, as required, or which, whether or not reported, would constitute grounds for the PBGC to institute involuntary termination proceedings with respect to any WFB Benefit Plan that is subject to Title IV of ERISA. “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the IRC, (iv) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the IRC and (v) under corresponding or similar provisions of foreign laws or regulations.

(d)        With respect to each WFB Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the IRC, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities” within the meaning of Section 4001(a)(16) of ERISA did not exceed the then current value of assets of such WFB Benefit Plan or, if such liabilities did exceed such assets, the amount thereof was properly reflected on the financial statements of WFB or WFB’s Subsidiary previously filed with the SEC. With respect to each WFB Benefit Plan for which financial statements are required there has been no material adverse change in the financial status of such WFB Benefit Plan since the date of the most recent financial statements provided to HNC by WFB.

(e)         Except as set forth on WFB Disclosure Schedule 3.12(e), to the Knowledge of WFB, (i) no WFB Benefit Plan is under audit or is the subject of an investigation by the IRS, the Department of Labor, the PBGC, the SEC or any other Regulatory Authority, and (ii) no such audit or investigation is pending or threatened.

(f)         Except as set forth on WFB Disclosure Schedule 3.12(f), (i) neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (A) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of WFB or any of WFB’s Subsidiaries, (B) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (C) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (D) result in any amount failing to be deductible by reason of IRC Section 280G or (E) result in any limitation on the right of WFB or any of WFB’s Subsidiaries to amend, merge, terminate or receive a reversion of assets from any WFB Benefit Plan or related trust and (ii) no WFB Benefit Plan provides for the reimbursement of excise taxes under Section 4999 of the IRC or any income taxes under the IRC.

(g)        No payment made or to be made in respect of any employee or former employee of WFB or any of its Subsidiaries is reasonably expected to be nondeductible by reason of Section 162(m) of the IRC.

(h)        Except as set forth on WFB Disclosure Schedule 3.12 (h), neither WFB nor any of WFB’s Subsidiaries has any liability with respect to an obligation to provide post-employment welfare benefits (whether or not insured) with respect to any person beyond their retirement or other termination of service, other than coverage mandated by Section 4980B of the IRC or applicable state or local law.

(i)          Except as set forth on WFB Disclosure Schedule 3.12 (i), with respect to the employees of WFB and WFB’s Subsidiaries, all social security payments, including payments to any public pension scheme, compulsory retirement insurance, unemployment insurance, compulsory long term care insurance, compulsory occupational disability insurance, and compulsory health and safety insurance required to be made have been timely and properly made.

(j)          All WFB Stock Options have been granted in compliance with the terms of applicable WFB Benefit Plans and with the applicable provisions of the WFB articles and bylaws as in effect at the applicable time, and all such WFB Stock Options are accurately disclosed as required under applicable law in the WFB SEC Reports (as defined below), including the financial statements contained therein or attached thereto (if amended or superseded by a filing with the SEC made prior to the date of this Agreement, as so amended or superseded). In addition, WFB has not issued any WFB Stock Options or Rights pertaining to shares of WFB Common Stock under any WFB Benefit Plan with an exercise price that is less than the “fair market value” of the underlying shares on the date of grant, as determined for financial accounting purposes under GAAP.

(k)         Neither WFB nor any of WFB’s Subsidiaries is a party to or bound by any labor or collective bargaining agreement and to the Knowledge of WFB there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of WFB or any of WFB’s Subsidiaries or compel WFB or any of WFB’s Subsidiaries to bargain with any such labor union, works council or labor organization. There are no labor related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the Knowledge of WFB, threatened and neither WFB nor any of WFB’s Subsidiaries has experienced any such labor related controversy, strike, slowdown, walkout or other work stoppage within the past three years. Neither WFB nor any of WFB’s Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees or employment practices. Each of WFB and WFB’s Subsidiaries are in material compliance with all applicable laws relating to labor, employment, termination of employment or similar matters, including but not limited to laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not engaged in any unfair labor practices or similar prohibited practices. Except as set forth on WFB Disclosure Schedule 3.12(k),  there are no complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings of any nature pending or, to the Knowledge of WFB, threatened against WFB or any of WFB’s Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Regulatory Authority, relating to any such law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. WFB has made available to HNC a copy of all written policies and procedures related to WFB’s and WFB’s Subsidiaries’ employees and a written description of all material unwritten policies and procedures related to WFB’s and WFB’s Subsidiaries’ employees.

(l)          Neither WFB or any WFB Subsidiary have closed any facility or effectuated any layoffs of employees, nor has any such action or program been announced for the future that would reasonably be expected to give rise to any material liability under the Workers Adjustment and Retraining Notification Act of 1988, as amended (“WARN”), or any similar state or local aw or regulation. Within the last six months, neither WFB nor any of its Subsidiaries has incurred any liability or obligation which remains unsatisfied under WARN or any similar state or local laws regarding the termination or layoff of employees.

(m)        No material penalties have been imposed on WFB, any WFB Subsidiary, any WFB Benefit Plan, or any employee, officer, director, administrator or agent thereof under Sections 1176 or 1177 of the Health Insurance Portability and Accountability Act of 1996, as amended.

(n)        Neither WFB nor any of WFB’s Subsidiaries has taken any action to take corrective action or made a filing under any voluntary correction program of the IRS, Department of Labor or any other Regulatory Authority with respect to any WFB Benefit Plan, and neither WFB nor any of its Subsidiaries has any Knowledge of any material plan defect that would qualify for correction under any such program.

(o)        With respect to any services which WFB or any WFB Subsidiary may provide as a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA, WFB and each Subsidiary:

(i)            have correctly computed all contributions, payments or other amounts for which it is responsible;

(ii)           have not engaged in any prohibited transactions (as defined in ERISA Section 406 for which an exemption does not exist);

(iii)          have not breached any duty imposed by ERISA which could subject WFB or such WFB Subsidiary, as applicable, to material liability; and

(iv)          have not otherwise incurred any liability to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or to any beneficiary, fiduciary or sponsor of any ERISA plan in the performance (or non-performance) of services;

(p)        All persons classified by WFB as independent contractors satisfy and have at all relevant times satisfied the requirements of applicable law to be so classified; WFB has fully and accurately reported their compensation on IRS Forms 1099 when required to do so by applicable law; and, except as set forth on WFB Disclosure Schedule 3.12 (p),  WFB has no obligations to provide benefits with respect to such persons under the WFB Benefit Plans or otherwise other than under the WFB Stock-Based Plans and WFB Stock-Based Awards.

3.13.        State Takeover Statutes and WFB Articles of Incorporation.  No “business combination,” “fair price,” “control transaction,” “control share acquisition,” or other similar antitakeover statute or regulation under state or federal law or provision contained in WFB’s articles of incorporation or bylaws is applicable to the Contemplated Transactions.  The Board of Directors of WFB has unanimously approved this Agreement and, accordingly, the restrictions contained in Article IX of WFB’s Articles of Incorporation are inapplicable to this Agreement and the transactions contemplated hereby.

3.14         Brokers and Finders.  Neither WFB, any WFB Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the transactions contemplated by this Agreement, except for Sandler O’Neill & Partners, L.P. (“Sandler”), whose engagement letter with WFB is included in WFB Disclosure Schedule 3.14.

3.15         Environmental Matters.

(a)         Except as set forth on WFB Disclosure Schedule 3.15(a), neither WFB nor any WFB Subsidiary, nor any property owned or operated by WFB or any WFB Subsidiary, has been or is in violation of in any material respect or to the Knowledge of WFB has any material liability under any Environmental Law.  There are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the Knowledge of WFB, threatened, or any investigation pending, relating to the liability of WFB or any WFB Subsidiary with respect to any property owned or operated by WFB or any WFB Subsidiary under any Environmental Law, except as to any such actions or other matters which would not result in a Material Adverse Effect on WFB.

(b)        No property, now or formerly owned or operated by WFB or any WFB Subsidiary or on which WFB or any WFB Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the National Priority List (“NPL”) under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (“CERCLA”), is listed on the Comprehensive Environmental Response Compensation and Liabilities Information System (“CERCLIS”), or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations which would reasonably be likely to lead to claims against WFB or any WFB Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage, including, but not limited to, claims under CERCLA which would have a Material Adverse Effect on WFB.

3.16         Business of WFB.  Since May 9, 2008 and except as set forth on WFB Disclosure Schedule 3.16, neither WFB nor any WFB Subsidiary has:

(a)           increased in any manner the wages, salaries, compensation, pension or other employee benefits payable to any past or present officer, employee or director other than in the ordinary course of business and as permitted by Section 5.01(d) hereof;

(b)           paid any amounts to past or present officers, employees, or directors not required by any current plan or agreement (other than in the ordinary course of business);

(c)           become a party to, established, amended, commenced participation in, terminated or committed itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefits, or other employee benefit plan or agreement or employment agreement with or for the benefit of any employee or director other than as required by the terms of this Agreement;

(d)           accelerated the vesting of any stock-based compensation plan or other WFB Benefit Plan; or

(e)           deferred routine maintenance of real property or leased premises.

3.17         CRA Compliance.  WFB and WFB Bank are in material compliance with the applicable provisions of the CRA, and, as of the date hereof, WFB Bank has received a CRA rating of “satisfactory” or better from the OTS.  To the Knowledge of WFB, there is no fact or circumstance or set of facts or circumstances which would cause WFB or WFB Bank to fail to comply with such provisions in a manner which would have a Material Adverse Effect on WFB.

3.18         WFB Information.

(a)         The information relating to WFB and its Subsidiaries to be provided by WFB for inclusion in the Prospectus/Proxy Statement, the Registration Statement, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, a report, or in any other document filed with any other Regulatory Authority in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading.  The Prospectus/Proxy Statement (except for such portions thereof as relate only to HNC or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

(b)        The information, relating to WFB and WFB’s Subsidiaries to be provided by WFB for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

3.19         Related Party Transactions.

(a)           Except as set forth on WFB Disclosure Schedule 3.19, neither WFB nor any WFB Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of WFB or any WFB Subsidiary, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other “persons” (as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder), except with respect to variation in such terms would not individually or in the aggregate have a Material Adverse Effect on WFB.

(b)           No loan or credit accommodation to any WFB Affiliate is presently in default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified or extended in any manner which would have a Material

Adverse Effect on WFB.  To the Knowledge of WFB, as of the date hereof, principal and interest with respect to any such loan or other credit accommodation will be paid when due and the loan grade classification accorded such loan or credit accommodation is appropriate.

3.20         Loans.

(a)           Each outstanding Loan (including Loans held for resale to investors) held by WFB or its Subsidiaries (the “WFB Loans”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine, correct and what they purport to be, (ii) to the extent secured, has been secured by valid liens or security interests which have been perfected and are legal, valid and enforceable and (iii) to the Knowledge of WFB is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)           WFB Disclosure Schedule 3.20(b) identifies (A) each WFB Loan that as of April 30, 2008 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by WFB, any of its Subsidiaries or any bank examiner, together with the principal amount of each such WFB Loan and the identity of the borrower thereunder, and (B) each asset of WFB or any of WFB’s Subsidiaries that as of the date hereof was classified as other real estate owned and the book value thereof as of such date.

3.21         Allowance for Loan Losses.  The allowance for loan losses shown, and to be shown, on the balance sheets contained in the WFB Financials have been, and will be, established in accordance with GAAP and all applicable regulatory criteria, WFB’s “Allowance for Loan and Lease Losses” policy and are deemed by WFB to be adequate as of the date of the respective WFB Financials.

3.22         Reorganization.  WFB does not have any reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the IRC.

3.23         Fairness Opinion.  WFB has received an opinion from Sandler to the effect that, as of the date hereof, the consideration to be received by shareholders of WFB pursuant to this Agreement is fair, from a financial point of view, to such shareholders.

3.24         Securities Documents.  Except as set forth on WFB Disclosure Schedule 3.24, WFB has filed on a timely basis all required periodic reports, registration statements, proxy statements and other documents, together with amendments thereto, with the SEC pursuant to the Securities Act and the Exchange Act since January 1, 2006 (the “WFB SEC Reports”).

The WFB SEC Reports complied, and all future WFB SEC reports, filings, and proxy materials will comply, in all material respects, with the rules and regulations of the SEC to the extent applicable thereto, and all such SEC reports, filings and proxy materials did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances in which they were made, not misleading. Except as set forth on WFB Disclosure Schedule 3.24, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the WFB SEC Reports.  None of WFB’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

3.25         Registration under the Exchange Act and the Securities Act.  All issued and outstanding shares of WFB Common Stock have been duly registered under Section 12 of the Exchange Act and WFB is subject to the periodic reporting requirements imposed by Section 13 or 15(d) of the Exchange Act.

3.26         “Well Capitalized”.  WFB and WFB Bank are “well capitalized” within the meaning of the FRB’s, OTS’s and FDIC’s regulations, respectively as of the date of this Agreement.

3.27         Investment Securities.  Except as set forth on WFB Disclosure Schedule 3.27, to the Knowledge of WFB, none of the investments reflected in the WFB Financials under the headings “Securities Available for Sale” and “Securities Held to Maturity” and none of the investments made since June 30, 2007, that would be reflected in those headings if they occurred prior to June 30, 2007, are subject to any restrictions, whether contractual or statutory, that materially impairs the ability of WFB to freely dispose of the investments at any time.  All of the investments comply with applicable laws, rules and regulations except with respect to such violations of laws, rules and regulations as would not individually or in the aggregate have a Material Adverse Effect on WFB.

3.28         Sarbanes-Oxley Act Compliance.  As set forth on WFB Disclosure Schedule 3.28, WFB has (i) significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect WFB’s ability to record, process, summarize and report financial information, and (ii) to the Knowledge of WFB, no fraud, that involves management or other employees who have a significant role in WFB’s internal control over financial reporting, has occurred since January 1, 2006.

3.29         Equity Plans and Agreements.  Neither WFB nor any other WFB Subsidiary, is party to any plan, agreement or arrangement under or pursuant to or in connection with which any Person is entitled to the issuance of any shares of any equity security of WFB or any WFB Subsidiary, or any option or warrant for any of the foregoing, or any other equity interest in WFB or any other WFB Subsidiary, present, contingent, vested, unvested or otherwise, other than the WFB Stock-Based Plans, the WFB Stock-Based Awards and the plans, agreements and other arrangements described in WFB Disclosure Schedule 3.29 (each plan, agreement or arrangement described in WFB Disclosure Schedule 3.29 is sometimes referred to in this Agreement individually as a “WFB Equity Plan,” and collectively as “WFB Equity Plans.”  WFB Disclosure Schedule 3.29 sets forth, itemized by grant date, the number of specific class, series or other types of shares, interests, or other applicable unit to which each participant, director, officer, employee, recipient, transferee, grantee, or other person or entity may hereinafter be entitled.

3.30         Absence of Certain Changes.  Since September 30, 2007 there has not been:

(a)           Except as set forth on WFB Disclosure Schedule 3.30(a), any material banking transaction by WFB or any WFB Subsidiary other than in the ordinary course of business;

(b)           Except as may be expressly described on WFB Disclosure Schedule 3.30(b), any acquisition or disposition of property by WFB or any WFB Subsidiary of any property or asset, whether real or personal, having a fair market value, singularly or in the aggregate, in an amount greater than $250,000.00, other than acquisitions or dispositions made in the ordinary course of business;

(c)           Except as set forth on WFB Disclosure Schedule 3.30(c), any material encumbrance on any of the respective properties or assets of WFB or any WFB Subsidiary, except to secure extensions of credit in the ordinary course of business and in conformity with past practice (pledges of and liens on assets to secure Federal Home Loan Bank or Federal Reserve Bank advances being deemed both in the ordinary course of business);

(d)           Except as may be expressly described on WFB Disclosure Schedule 3.30(d), any incurring of, assumption of, by WFB or any WFB Subsidiary, or taking by any of them of any property subject to, any liability in excess of $250,000.00, except for liabilities incurred or assumed or property taken subsequent to June 30, 2007 in the ordinary course of business;

(e)           Except as may be expressly described on WFB Disclosure Schedule 3.30(e), any material alteration in the manner of keeping the books, accounts or records of WFB or any WFB Subsidiary, or in the accounting policies or practices therein reflected;

(f)            Any elimination of material employee benefits;

(g)           Any elimination of a reserve where the liability related to such reserve has remained;

(h)           Any failure to depreciate material capital assets in accordance with past practice or to eliminate capital assets which are no longer used in its business; or

(i)            Except as set forth on WFB Disclosure Schedule 3.30(i), any material reduction or deferral of ordinary or necessary expenses..

3.31         Intellectual Property.  Except as set forth on WFB Disclosure Schedule 3.31, WFB and its Subsidiaries own or have a valid license to use all Intellectual Property used in of held in the conduct of the business of WFB or any of its Subsidiaries (the “WFB Intellectual Property”) and the WFB Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of WFB and its Subsidiaries as currently conducted, except where the absence of such would not individually or in the aggregate have a Material Adverse Effect on WFB.  The WFB Intellectual Property owned by WFB or any of its Subsidiaries, and to the Knowledge of WFB, all other WFB Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired, or abandoned, and neither WFB nor any of its Subsidiaries has received notice challenging the validity or enforceability of any WFB Intellectual Property, except where such non-validity or non-enforceability would not individually or in the aggregate have a Material Adverse Effect on WFB.  To the Knowledge of WFB, the conduct of the business of WFB and its Subsidiaries does not violate, misappropriate, or infringe upon the Intellectual Property Rights of any Person, except where such violation, misappropriation, or infringement would not have individually or in the aggregate a Material Adverse Effect on WFB.

3.32         Quality of Representations.  No representation or warranty of WFB in this Agreement and no statement in the WFB Disclosure Schedule contains an untrue statement of material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.  No notice given pursuant to Section 5.07 will contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

3.33         Fiduciary Accounts.  Except as set as set forth on WFB Disclosure Schedule 3.33, to WFB’s Knowledge, WFB and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations.  Neither WFB nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any material breach of trust to WFB’s Knowledge with respect to any fiduciary account.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HNC

HNC hereby represents and warrants to WFB as follows:

4.01         Organization.

(a)           HNC is a corporation duly incorporated and validly subsisting under the laws of the Commonwealth of Pennsylvania.  HNC is a bank holding company duly registered under the BHC Act.  HNC has the corporate power to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  HNC is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified will not have a Material Adverse Effect on HNC, and all such licenses, registrations and qualifications are in full force and effect.

(b)           HNC Bank is a national banking association duly organized and validly existing under the laws of the United States.  HNC Bank has the corporate power to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  HNC Bank is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified will not have a Material Adverse Effect on HNC, and all such licenses, registrations and qualifications are in full force and effect.

(c)           The deposits of HNC Bank are insured by the Deposit Insurance Fund of the FDIC to the extent provided in the Federal Deposit Insurance Act.

(d)           Other than HNC Bank, HNC has no Subsidiaries other than those identified in HNC Disclosure Schedule 4.01(d).  HNC Disclosure Schedule 4.01(d) sets forth the type of organization, the state of formation, the owner of its outstanding equity interests and a brief description of the business conducted by each Subsidiary. Each HNC Subsidiary, other than HNC Bank (which is covered by Section 4.01(b) above), is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation. Each HNC Subsidiary has the corporate or trust power and authority to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  Each HNC Subsidiary is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on HNC, and all such licenses, registrations and qualifications are in full force and effect.

(e)           The respective minute books of HNC and each HNC Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders, boards of directors, and trustees, including committees, in each case in accordance with the normal business practice of HNC and each such HNC Subsidiary.

(f)            HNC has delivered to WFB true and correct copies of the respective articles of incorporation, articles of association, bylaws, trust agreements, and other applicable charter documents of HNC and HNC Bank, as in effect on the date hereof.

4.02         Capitalization.

(a)           The authorized capital stock of HNC consists as of the date hereof of (a) 75,000,000 shares of HNC Common Stock of which, 151,529 shares are validly issued and held by HNC as treasury stock and 31,203,963 shares are validly issued and outstanding, fully paid and nonassessable and free of preemptive rights, and (b) 8,000,000 shares of preferred stock, $1.00 par value, of which none are issued.  Except as set forth on HNC Disclosure Schedule 4.02(a) as of the date hereof, HNC has not issued nor is HNC bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of HNC Common Stock or any other security of HNC or any securities representing the right to vote, purchase or otherwise receive any shares of HNC Common Stock or any other security of HNC, except (i) for options to acquire shares of HNC Common Stock issued under HNC’s various stock option plans, (ii) restricted stock units issued under HNC’s long term incentive compensation plan, (iii) pursuant to HNC’s employee stock purchase plan, dividend reinvestment plan and directors’ fee plan, and (iv) pursuant to this Agreement.

(b)           Other than those identified on HNC Disclosure Schedule 4.02(b), HNC owns, directly or indirectly, all of the capital stock of HNC Bank and the other HNC Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.  There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding with respect to the capital stock of HNC Bank or any other HNC Subsidiary.  Except for the HNC Subsidiaries, HNC does not possess, directly or indirectly, any material equity interest in any Person, except for (i) equity interests in the investment portfolios of HNC’s Subsidiaries, (ii) equity interests held by HNC’s Subsidiaries in a fiduciary capacity, and (iii) equity interests held in connection with the commercial loan activities of HNC’s Subsidiaries.

(c)           To the Knowledge of HNC, except as set forth on HNC Disclosure Schedule 4.02(c) or as disclosed in HNC’s proxy materials for its 2008 annual meeting of shareholders, no person or group is the beneficial owner of 5% or more of the outstanding shares of HNC Common Stock (the terms “person”, “group” and “beneficial owner” are as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

4.03         Authority; No Violation.

(a)           HNC has full corporate power and authority to execute and deliver this Agreement and, except for the receipt of the approval of this Agreement by the shareholders of HNC, and the approvals of required Regulatory Authorities, set forth in Section 4.04 hereof, to consummate the Contemplated Transactions.  The execution and delivery of this Agreement by HNC and the consummation by HNC of the Contemplated Transactions have been duly and validly approved by the Board of Directors of HNC and, except for approval by the shareholders of HNC as required by the BCL and the HNC articles of incorporation, and the approvals of required Regulatory Authorities, no other corporate proceedings on the part of HNC are necessary to consummate the Merger.  The affirmative vote of the holders of at least a majority of the outstanding shares of HNC Common Stock at the HNC Shareholders Meeting is sufficient to adopt this Agreement with the prior approval of at least seventy-five percent (75%) of all the members of HNC’s board of directors.  This Agreement has been duly and validly executed and delivered by HNC and constitutes the valid and binding obligation of HNC, enforceable against HNC in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)           None of (i) the execution and delivery of this Agreement by HNC, subject to receipt of approvals from the HNC shareholders and the Regulatory Authorities referred to in Section 4.04 hereof and HNC’s and WFB’s compliance with any conditions contained therein, (ii) the consummation of the Contemplated Transactions, and (iii) compliance by HNC with any of the terms or provisions hereof:

(A)          conflict with or result in a breach of any provision of the respective articles of incorporation, articles of association or bylaws of HNC or any HNC Subsidiary;

(B)           violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to HNC or any HNC Subsidiary or any of their respective properties or assets; or

(C)           violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of HNC or any HNC Subsidiary under, any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which HNC or any HNC Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, excluding from clauses (B) and (C) such conflicts, violations, breaches, defaults or other events which, individually or in the aggregate, would not have a Material Adverse Effect on HNC.

4.04         Consents and Approvals.

(a)           Except for (i) the required adoption of this Agreement by the shareholders of HNC, (ii) the required adoption of this Agreement by the shareholders of WFB, (iii) the filing of a notice by HNC of the issuance of shares of HNC Common Stock pursuant to this Agreement with Nasdaq, (iv) the filing of applications and notices, as applicable, with the FRB under the BHC Act and the OCC under the National Bank Act and the Federal Deposit Insurance Act and approval of such applications and notices; (v) the filing with the SEC in definitive form of the Prospectus/Proxy Statement, and the filing with, and declaration of effectiveness by, the SEC of the Registration Statement, (vi) the filing and acceptance of the Articles of Merger with the PDS in accordance with the BCL, (vii) any notices or filings under the HSR Act, (viii) any application, notice or filing with the PDB, (ix) any application, notice or filing with the OTS, (x) any applications, notice or filing and if required, an effective registration under the various securities or blue sky laws of those jurisdictions as may be necessary, (xi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents and the rules and regulations thereunder, and (xii) filings, if any, required as a result of the particular status of HNC or WFB, and (xiii) a post-Bank merger notice to the FDIC to be filed by HNC Bank, no consents or approvals of, or filings or registrations with, any Regulatory Authority or with any other third party are necessary in connection with (A) the execution, delivery and performance by HNC of this Agreement and (B) the consummation by HNC of the Merger and HNC Bank of the Bank Merger.

(b)           As of the date of this Agreement, to the Knowledge of HNC, there is no reason relating to HNC why all regulatory approvals from any Regulatory Authority required to consummate the transactions contemplated hereby should not be obtained on a timely basis without the imposition of a condition or restriction of the type referred to in Section 6.02(d).

4.05         Financial Statements.

(a)           HNC has delivered to WFB the HNC Financials.  The HNC Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of HNC as of and for the periods ended on the dates thereof, in accordance with GAAP consistently applied, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(b)           To the Knowledge of HNC, HNC did not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the HNC Financials at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto.  Since December 31, 2007, HNC has not incurred any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, except for (i) liabilities and obligations which were incurred in the ordinary course of business consistent with past practice, (ii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein or which otherwise have not had a Material Adverse Effect on HNC.

4.06         No Material Adverse Change.   Since June 30, 2007, neither HNC nor any HNC Subsidiary has suffered any adverse change in their respective assets, liabilities, business,  financial condition, or results of operations which has had or could be reasonably expected to have a Material Adverse Effect on HNC.

4.07         Taxes.

(a)           Except as set forth on HNC Disclosure Schedule 4.07(a), HNC and the HNC Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a) of which HNC is the common parent.  HNC has filed, and will file, all material federal, state and local tax returns required to be filed by, or with respect to, HNC and the HNC Subsidiaries on or prior to the Closing Date, except to the extent that any failure to file or any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect on HNC, and has paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which are shown on such returns to be due for the periods covered thereby from HNC or any HNC Subsidiary to any applicable taxing authority, on or prior to the Closing Date, other than taxes which (i) are not delinquent or are being contested in good faith, (ii) have not been finally determined, or (iii) the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect on HNC.  Such returns or reports are true, complete and correct in all material respects.  HNC and the HNC Subsidiaries have paid all taxes and other governmental charges including all applicable interest and penalties set forth in such returns or reports.

(b)           There are no liens on the assets of HNC and the HNC Subsidiaries relating to or attributable to any taxes (other than taxes not yet due and payable).  All federal, state and local taxes and other governmental charges payable by HNC and the HNC Subsidiaries have been paid or have been adequately accrued or reserved for on such entity’s books in accordance with GAAP and banking regulations applied on a consistent basis, except where failure to pay or accrue would not have a Material Adverse Effect on HNC.  Until the Effective Date, HNC and the HNC Subsidiaries shall continue to reserve sufficient funds for the payment of expected tax liabilities in accordance with GAAP and banking regulations applied on a consistent basis.

(c)           There are no material disputes pending, claims asserted in writing, or payment agreements entered into for taxes or assessments upon HNC or any HNC Subsidiary, nor has HNC or any HNC Subsidiary been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period.

(d)           HNC and the HNC Subsidiaries have withheld and paid all taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, except where failure to withhold or to pay such withholding would not have a Material Adverse Effect on HNC.

(e)           Neither HNC nor the HNC Subsidiaries have constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the IRC (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the IRC) that includes the Merger.

4.08         Contracts.  Except as described on HNC Disclosure Schedule 4.08, neither HNC nor any HNC Subsidiary is a party to or subject to: (i) any agreement which by its terms limits the payment of dividends by HNC or any HNC Subsidiary, or (ii) any contract, other than this Agreement, which restricts or prohibits it from engaging in any line of business permissible under applicable law.

4.09         Ownership of Property; Insurance Coverage.

(a)           HNC and each HNC Subsidiary has, and will have as to property acquired after the date hereof, good, and as to real property, marketable, title to all material assets and properties owned by HNC or such HNC Subsidiary, whether real or personal, tangible or intangible, including securities, assets and properties reflected in the balance sheets contained in the HNC Financials or acquired subsequent thereto (except to the extent that such securities are held in any fiduciary or agency capacity and except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, or have been disposed of as obsolete since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except:

(i)               those items that secure liabilities for borrowed money and that are described in HNC Disclosure Schedule 4.09 or permitted under Article V hereof;

(ii)              statutory liens for amounts not yet delinquent or which are being contested in good faith;

(iii)             liens for current taxes not yet due and payable;

(iv)             pledges to secure deposits and other liens incurred in the ordinary course of banking business;

(v)              such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent;

(vi)             dispositions and encumbrances for adequate consideration in the ordinary course of business; and

(vii)            mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar liens and encumbrances arising in the ordinary course of business.

HNC and each HNC Subsidiary have the right under leases of material properties used by HNC or such HNC Subsidiary in the conduct of their respective businesses to occupy and use all such properties in all material respects as presently occupied and used by them.

(b)          With respect to all agreements pursuant to which HNC or any HNC Subsidiary has purchased securities subject to an agreement to resell, if any, HNC or such HNC Subsidiary has a valid, perfected a first lien or most senior security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby, except to the extent that any failure to obtain such a lien or maintain such collateral would not, individually or in the aggregate, have a Material Adverse Effect on HNC.

(c)           HNC and each HNC Subsidiary maintain insurance in amounts considered by HNC to be reasonable for their respective operations.  Neither HNC nor any HNC Subsidiary has received notice from any insurance carrier that:

(i)               such insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

(ii)              premium costs with respect to such insurance will be substantially increased;

except to the extent such cancellation, reduction, elimination or increase would not have a Material Adverse Effect.

(d)           HNC and each HNC Subsidiary maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations.

4.10         Shares.  At the Effective Date, HNC will have duly reserved sufficient shares of HNC Common Stock to be issued to former WFB shareholders pursuant to this Agreement.

4.11         Legal Proceedings.  Except as described in HNC Disclosure Schedule 4.11, neither HNC nor any HNC Subsidiary is a party to any, and there are no pending or, to the Knowledge of HNC, threatened, legal, administrative, arbitration or other proceedings, material claims, actions, governmental investigations or regulatory inquiries of any nature:

(a)           against HNC or any HNC Subsidiary;

(b)           to which the assets of HNC or any HNC Subsidiary are subject;

(c)           challenging the validity or propriety of either of the Contemplated Transactions; or

(d)           which could materially adversely affect  the ability of HNC to perform its obligations under this Agreement or the ability of HNC or HNC Bank to consummate the Contemplated Transactions,

except for any proceedings, claims, actions, investigations, or inquiries referred to in clauses (a) or (b) which individually or in the aggregate, would not have a Material Adverse Effect on HNC.

4.12         Compliance with Applicable Law.

(a)           HNC and each HNC Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their respective businesses nor otherwise have a Material Adverse Effect on HNC.

(b)           HNC and each HNC Subsidiary have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Regulatory Authority, and have filed all other reports and statements required to be filed by them, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not have a Material Adverse Effect on HNC.

(c)           Since January 1, 2006, no Regulatory Authority has initiated any proceeding or, to the Knowledge of HNC, investigation into the businesses or operations of HNC or any of its Subsidiaries, except where any such proceedings or investigations will not, individually or in the aggregate, have a Material Adverse Effect on HNC, or such proceedings or investigations have been terminated or otherwise resolved.

(d)           Neither HNC nor any HNC Subsidiary has received any written notification or written communication from any Regulatory Authority:

(i)            asserting that HNC or any HNC Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii)           threatening to revoke any license, franchise, permit or governmental authorization which is material to HNC or any HNC Subsidiary;

(iii)          requiring or threatening to require HNC or any HNC Subsidiary, or any written indication that HNC or any HNC Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of HNC or any HNC Subsidiary, including without limitation any restriction on the payment of dividends; or

(iv)          directing, restricting or limiting, or purporting to direct, restrict or limit, in any material respect the operations of HNC or any HNC Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a “Regulatory Agreement”);

in each case except as set forth in Section 4.12(d) of the HNC Disclosure Schedule.

(e)           Neither HNC nor any HNC Subsidiary has received, consented to, or entered into any Regulatory Agreement that remains operative or in force.

(f)            To the Knowledge of HNC, there is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any Regulatory Agreement which if resolved in a manner adverse to HNC or any HNC Subsidiary would have a Material Adverse Effect on HNC.

(g)           There is no injunction, order, judgment or decree imposed upon HNC or any HNC Subsidiary or the assets of HNC or any HNC Subsidiary which has had, or, to the Knowledge of HNC, would have, a Material Adverse Effect on HNC.

4.13         Employee Benefits.

(a)           HNC has made available to WFB true and complete copies (or written summaries describing) any written or unwritten employee benefit plan, including any agreements, programs, policies or other arrangements whether or not subject to ERISA, multiemployer plans within the meaning of ERISA Section 3(37), employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, stock option plans, severance plans, loans, change in controls, fringe benefits, bonus or incentive plans, deferred compensation plans, supplemental income plans, supplemental executive retirement plans, annual incentive plans, split-dollar plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1), vacation pay, sick leave, short-term disability, long-term disability, life insurance, and medical plans, and all other employee benefit plans, policies, agreements, arrangements, and any funding mechanisms now in effect or required in the future as a result of the transactions contemplated by this Agreement, currently maintained or contributed to or maintained or contributed to in any of the past six calendar years for the benefit of past, present, or retired employees, independent contractors, or directors or any beneficiaries thereunder or any other entity (an “HNC ERISA Affiliate”) (collectively “HNC Benefit Plans”), all of which are set forth on HNC Disclosure Schedule 4.13.

(b)           With respect to each of the HNC Benefit Plans, to the best of HNC’s Knowledge, no event has occurred and there exists no condition or set of circumstances in connection with which HNC or any of its Subsidiaries would be subject to any liability that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect on HNC. To the best of HNC’s Knowledge, HNC and each of its Subsidiaries have operated and administered each HNC Benefit Plan in compliance with all applicable laws and the terms of each such plan. The terms of each HNC Benefit Plan are in compliance with all applicable laws. To the best of HNC’s Knowledge, each HNC Benefit Plan that is intended to be “qualified” under Section 401 and/or 409 of the IRC has received a favorable determination letter from the IRS to such effect and, to the Knowledge of HNC, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such HNC Benefit Plan. There are no pending or, to the Knowledge of HNC, threatened or anticipated claims by, on behalf of or against any of the HNC Benefit Plans, any fiduciaries of such HNC Benefit Plan (with respect to whom HNC has an indemnification obligation) with respect to their duties to any HNC Benefit Plan, or against the assets of such HNC Benefit Plan or any trust maintained in connection with such HNC Benefit Plan (other than routine claims for benefits).  All contributions, premiums and other payments required to be made with respect to any HNC Benefit Plan have been made on or before their due dates under applicable law and the terms of such HNC Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any HNC Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the consolidated balance sheet of HNC included in its SEC filings (including any notes thereto) or liability therefor was incurred in the ordinary course of business consistent with past practice.  There is not now, and to the Knowledge of HNC there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a HNC Benefit Plan or the imposition of any pledge, lien, security interest or encumbrance on the assets of HNC or any of its Subsidiaries or any of their respective HNC ERISA Affiliates under ERISA or the IRC, or similar laws of foreign jurisdictions.  No “excess contributions” have been made that would be non-deductible or that would subject HNC or any of HNC’s Subsidiaries to the excise tax imposed under Section 4972 of the IRC. To the extent any HNC Benefit Plan provides benefits in the form of, or permits investment in, securities of HNC or any of HNC’s Subsidiaries, the interests in such HNC Benefit Plan are subject to a current, effective registration statement under the Securities Act, or are subject to an exemption from registration and the requirements of such exemption have been satisfied, and the participants in such plan have been provided a current prospectus to the extent required by applicable law.

(c)           To the Knowledge of HNC, (i) no HNC Benefit Plan is under audit or is the subject of an investigation by the IRS, the Department of Labor, the PBGC, the SEC or any other Regulatory Authority, and (ii) no such audit or investigation is pending or threatened.

(d)           Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of HNC or any of HNC’s Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) result in any amount failing to be deductible by reason of Section 280G of the IRC or (v) result in any limitation on the right of HNC or any of HNC’s Subsidiaries to amend, merge, terminate or receive a reversion of assets from any HNC Benefit Plan or related trust.

(e)           With respect to the employees of HNC and HNC’s Subsidiaries, all social security payments, including payments to any public pension scheme, compulsory retirement insurance, unemployment insurance, compulsory long term care insurance, compulsory occupational disability insurance, and compulsory health and safety insurance required to be made have been timely and properly made.

(f)            All HNC Stock Options have been granted in compliance with the terms of the applicable HNC Benefit Plans, with applicable law, and with the applicable provisions of the HNC articles and bylaws as in effect at the applicable time, and all such HNC Stock Options are accurately disclosed as required under applicable law in the HNC SEC Reports (as defined below), including the financial statements contained therein or attached thereto (if amended or superseded by a filing with the SEC made prior to the date of this Agreement, as so amended or superseded). In addition, HNC has not issued any HNC Stock Options or Rights pertaining to shares of HNC Common Stock under any HNC Benefit Plan with an exercise price that is less than the “fair market value” of the underlying shares on the date of grant, as determined for financial accounting purposes under GAAP.

(g)           Neither HNC nor any of HNC’s Subsidiaries is a party to or bound by any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of HNC or any of HNC’s Subsidiaries or compel HNC or any of HNC’s Subsidiaries to bargain with any such labor union, works council or labor organization. There are no labor related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the Knowledge of HNC, threatened and neither HNC nor any of HNC’s Subsidiaries has experienced any such labor related controversy, strike, slowdown, walkout or other work stoppage within the past three years. Neither HNC nor any of HNC’s Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees or employment practices. Each of HNC and HNC’s Subsidiaries are in compliance with all applicable laws relating to labor, employment, termination of employment or similar matters, including but not limited to laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not engaged in any unfair labor practices or similar prohibited practices. Except as would not result in any material liability to HNC or any of HNC’s Subsidiaries, there are no complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings of any nature pending or, to the Knowledge of HNC, threatened against HNC or any of HNC’s Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Regulatory Authority, relating to any such law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. HNC has made available to HNC a copy of all written policies and procedures related to HNC’s and HNC’s Subsidiaries’ employees and a written description of all material unwritten policies and procedures related to HNC’s and HNC’s Subsidiaries’ employees.

(h)           No material penalties have been imposed on HNC, any HNC Subsidiary, any HNC Benefit Plan, or any employee, officer, director, administrator or agent thereof under Sections 1176 or 1177 of the Health Insurance Portability and Accountability Act of 1996, as amended.

(i)            Neither HNC nor any of HNC’s Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Regulatory Authority with respect to any HNC Benefit Plan, and neither HNC nor any of HNC’s Subsidiaries has any Knowledge of any material plan defect that would qualify for correction under any such program.

4.14        Brokers and Finders.  Neither HNC, any HNC Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the Contemplated Transactions, except for Janney Montgomery Scott LLC (“Janney”) whose engagement letter with HNC is included in HNC Disclosure Schedule 4.14.

4.15         Environmental Matters.

(a)           Except as set forth on HNC Disclosure Schedule 4.15(a), neither HNC, any HNC Subsidiary, nor any property owned or operated by HNC or any HNC Subsidiary, has been or is in violation of in any material respect or to the Knowledge of HNC has any material liability under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on HNC.  Except as set forth on HNC Disclosure Schedule 4.15(a), there are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the Knowledge of HNC, threatened, or any investigation pending, relating to the liability of HNC or any HNC Subsidiary with respect to any property owned or operated by HNC or any HNC Subsidiary under any Environmental Law, except as to any such actions or other matters which would not result in a Material Adverse Effect on HNC.

(b)           Except as set forth on HNC Disclosure Schedule 4.15(b), no property, now or formerly owned or operated by HNC or any HNC Subsidiary or on which HNC or any HNC Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the NPL under CERCLA, is listed on the CERCLIS, or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations which would reasonably be likely to lead to claims against HNC or any HNC Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect on HNC.

4.16         Business of HNC.  Since May 9, 2008 neither HNC nor any HNC Subsidiary has, in any material respect:

(a)           deferred routine maintenance of real property or leased premises;

(b)           eliminated a reserve where the liability related to such reserve has remained;

(c)           failed to depreciate capital assets in accordance with past practice or to eliminate capital assets which are no longer used in its business; or

(d)           had an extraordinary reduction or deferral of ordinary or necessary expenses.

4.17         CRA Compliance.  HNC and HNC Bank are in material compliance with the applicable provisions of the CRA, and, as of the date hereof, HNC Bank has received a CRA rating of “satisfactory” or better from the OCC.  To the Knowledge of HNC, there is no fact or circumstance or set of facts or circumstances which would cause HNC Bank to fail to comply with such provisions in a manner which would have a Material Adverse Effect on HNC.

4.18         Allowance for Loan Losses.  The allowance for loan losses shown, and to be shown, on the balance sheets contained in the HNC Financials have been, and will be, established in accordance with GAAP and all applicable regulatory criteria and are deemed by HNC to be adequate as of the date of the respective HNC Financials.

4.19         HNC Information.

(a)           The inf ormation relating to HNC and HNC Subsidiaries to be provided by HNC for inclusion in the Prospectus/Proxy Statement, the Registration Statement, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Regulatory Authority in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Prospectus/Proxy Statement (except for such portions thereof as relate only to WFB or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Registration Statement (except for such portions thereof as relate only to WFB or any of its Subsidiaries) will comply with the provisions of the Securities Act and the rules and regulations thereunder.

(b)           The information relating to HNC and HNC’s Subsidiaries to be provided by HNC for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

4.20         Related Party Transactions.

(a)           Except as set forth on HNC Disclosure Schedule 4.20(a) or in the footnotes to the HNC Financials, as of the date hereof, neither HNC nor any HNC Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of HNC or any HNC Subsidiary, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other “persons” (as defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), except with respect to variations in such terms as would not, individually or in the aggregate, have a Material Adverse Effect on HNC.

(b)           Except as set forth in HNC Disclosure Schedule 4.20(b), as of the date hereof, no loan or credit accommodation to any HNC Affiliate is presently in default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified or extended in any manner which would have a Material Adverse Effect on HNC.  To the Knowledge of HNC, as of the date hereof, principal and interest with respect to any such loan or other credit accommodation will be paid when due and the loan grade classification accorded such loan or credit accommodation is appropriate.

4.21         Loans.

(a)           Each outstanding loan (including loans held for resale to investors) held by HNC or its Subsidiaries (the “HNC Loans”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine, correct and what they purport to be, (ii) to the extent secured, has been secured by valid liens which have been perfected and are legal, valid and enforceable and  (iii) to the Knowledge of HNC, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar  laws affecting creditors rights generally and subject, as to enforceability, to general principles of equity.

(b)           Section 4.21(b) of the HNC Disclosure Schedule identifies (A) each HNC Loan that as of the date hereof was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by HNC, any of HNC’s Subsidiaries or any bank examiner, together with the principal amount of each such HNC Loan and the identity of the borrower thereunder, and (B) each asset of HNC or any of HNC’s Subsidiaries that as of the date hereof was classified as other real estate owned and the book value thereof as of such date.

4.22         Reorganization.  As of the date hereof, HNC does not have any reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the IRC.

4.23         Fairness Opinion.  HNC has received an opinion from Janney to the effect that, as of the date hereof, the consideration to be paid by HNC pursuant to this Agreement is fair, from a financial point of view, to HNC and the HNC Shareholders.

4.24         HNC Common Stock.  HNC has (and will have as of the Effective Date) sufficient authorized but unissued shares of HNC Common Stock to satisfy its obligations to issue shares of HNC Common Stock pursuant to this Agreement, including upon the exercise of the substitute HNC stock options issued pursuant to Section 2.05 of this Agreement.  The shares of HNC Common Stock to be issued and delivered to WFB shareholders in accordance with this Agreement, and the shares of HNC Common Stock issuable upon the exercise of the substitute HNC stock options issued pursuant to Section 2.05, when so issued and delivered, will be duly authorized and validly issued and fully paid and non-assessable, and no shareholder of HNC shall have any pre-emptive right with respect thereto.

4.25         Securities Documents.  HNC has filed on a timely basis all required periodic reports, registration statements, proxy statements and other documents, together with amendments thereto, with the SEC since January 1, 2006 (the “HNC SEC Reports”).

The HNC SEC Reports complied, in all material respects, and any future HNC SEC reports, filings, and proxy materials will comply, in all material respects, with the rules and regulations of the SEC to the extent applicable thereto.  All such SEC reports, filings and proxy materials did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances in which they were made, not misleading.  There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the HNC SEC

Reports.  None of HNC’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

4.26         “Well Capitalized.”  HNC and HNC Bank are “well capitalized” within the meaning of the FRB’s and OCC’s regulations, respectively as of the date of this Agreement.

4.27         Sarbanes-Oxley Act Compliance.  Except as disclosed in HNC Disclosure Schedule 4.27 or in HNC’s Annual Report on Form 10-K for the year ended December 31, 2007 or subsequently filed Form 10-Q,  HNC does not have any (i) significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect HNC’s ability to record, process, summarize and report financial information, and (ii) to the Knowledge of HNC, no fraud that involves management or other employees who have a significant role in HNC’s internal control over financial reporting, has occurred since January 1, 2006.

4.28         Quality of Representations.   No representation or warranty of HNC in this Agreement and no statement in the HNC Disclosure Schedule contains an untrue statement of material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances in which they were made, not misleading.  No notice given pursuant to Section 5.07 will contain any untrue statement or omit to state a material fact necessary in order to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

4.29         Fiduciary Accounts.  To HNC’s Knowledge, HNC and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations.  Neither HNC nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any material breach of trust to HNC’s Knowledge with respect to any fiduciary account.

ARTICLE V

COVENANTS OF THE PARTIES

5.01         Conduct of WFB’s Business.  Between the date hereof and the Effective Time WFB shall, and shall cause each WFB Subsidiary to, in all material respects, conduct its businesses and engage in transactions only in the ordinary course and consistent with past practice, except as expressly contemplated or permitted by this Agreement or with the written consent of HNC.  Except as expressly contemplated or permitted by this Agreement or with the prior written consent of HNC, during the period from the date of this Agreement to the Effective Time, WFB shall, and shall cause each WFB Subsidiary to, use its commercially reasonable efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of WFB or the WFB Subsidiaries and others with whom business relationships exist, provided that job vacancies that occur prior to the Effective Date through attrition shall not be filled or any new employees hired for positions with the title vice president or higher, in each case without the prior written consent of HNC, such consent not to be unreasonably withheld. Without limiting the generality of the foregoing, and except as otherwise contemplated or permitted by this Agreement, or set forth in WFB Disclosure Schedule 5.01, during the period from the date of this Agreement to the Effective Time, WFB shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of HNC:

(a)           change any provision of its articles of incorporation or of its bylaws;

(b)           change the number of authorized or issued shares of its capital stock; issue any shares of capital stock; repurchase any shares of capital stock; or issue or grant any option, warrant, call, commitment, subscription, restricted stock unit, equity based award, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of capital stock; declare, set aside or pay any dividend or other distribution in respect of capital stock; or redeem or otherwise acquire any shares of WFB capital stock; except that:

(i)          WFB may issue shares of WFB Common Stock upon the valid exercise of any WFB Options issued and outstanding on the date hereof,

(ii)         Subject to the receipt of any required regulatory approval and the condition that such dividend meet all regulatory and legal requirements, under federal and state banking and corporate law, and the rules and regulations of the applicable Regulatory Authorities, WFB may pay a regular quarterly cash dividend on the WFB Common Stock in an amount not to exceed $.115 per share per calendar quarter for the next three calendar quarters of calendar year 2008. To the extent permissible under this Section 5.01(b)(ii), WFB may only pay one cash dividend per calendar quarter.  Provided that after the date of this Agreement, WFB shall coordinate the declaration and payment of any dividends in respect of the WFB Common Stock and the record dates and payment dates relating thereto with HNC’s declaration of regular quarterly dividends on the HNC Common Stock and the record dates and payment dates relating thereto, it being the intention of WFB and HNC that holders of WFB Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of WFB Common Stock and any shares of HNC Common Stock any such holders receive in exchange therefore in the Merger, and

(iii)        any Subsidiary of WFB may pay dividends to WFB to the extent permitted by applicable regulatory restrictions.

(c)           grant any severance or termination pay, other than pursuant to policies or agreements of  WFB or any WFB Subsidiary in effect on the date hereof, to, or enter into, renew or amend any employment, consulting, severance, “change-in-control,” termination, or similar contract or arrangement with, any officer, director, employee, independent contractor, agent or other person associated with WFB or any WFB Subsidiary, or accelerate the vesting of any unvested stock options, except as required by the terms of the applicable WFB Benefit Plan or by law, including amendments to comply with Section 409A of the IRC, provided that such amendments with respect to Section 409A do not materially increase the cost to HNC of such arrangements or materially change the terms of the agreements; provided, however, that existing change of control and employment agreements shall be permitted to renew in accordance with their terms.

(d)           grant job promotions or increase the rate of compensation of, or pay any bonus to, any director, officer, employee, independent contractor, agent or other person associated with WFB or any WFB Subsidiary except for routine periodic pay increases, selective merit pay increases, non-termination payments that are required by the terms of an agreement that was entered into on or prior to the date of this Agreement, and pay-raises in connection with promotions of employees, all in accordance with past practice; provided, however, that such pay increases and raises shall not exceed three and one-half percent (3.5%) in the aggregate for all employees; and

(e)           merge or consolidate with any other Person; sell or lease all or any substantial portion of its assets or businesses; make any acquisition of all or any substantial portion of the business or assets of any other Person, except for foreclosures, settlements-in-lieu of foreclosures, sales of mortgage loans in the ordinary course of business, troubled debt restructurings and other similar acquisitions in connection with securing or collection of debts previously contracted in the ordinary course of business; enter into a purchase and assumption transaction with respect to deposits, loans or liabilities; relocate or surrender its certificate of authority to maintain, or file an application for the relocation of, any existing office; file an application for a certificate of authority to establish a new office; change the status of any office as to its supervisory jurisdiction; or fail to maintain and enforce in any material respect its code of ethics and applicable compliance procedures;

(f)            incur any indebtedness for borrowed money, other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank borrowings that mature within one year and securities sold under agreements to repurchase that mature within 90 days, in each case in the ordinary course of business consistent with past practice, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice or prepay any indebtedness.

(g)           enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management or other material banking and operating policies and operations, except as required by applicable law, regulation or policies imposed by any Regulatory Authority, except in the ordinary course of business and in a manner not likely to have a Material Adverse Effect on WFB; or file any application or make any contract with respect to opening or closing a branching or site location or branching or site relocation.

(h)           make any investment or commitment to invest in real estate or in any real estate development project, other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice.

(i)            sell or otherwise dispose of any material asset, or subject any material asset to a lien, pledge, security interest or other encumbrance, other than the sale of mortgage loans in the ordinary course of business;

(j)            take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied or in a material violation of any provision of this Agreement;

(k)           implement or adopt any change in its accounting methods, practices or policies, except as may be required by GAAP or regulatory accounting principles or applicable law, in each case as concurred in by WFB’s  independent registered public accounting firm;

(l)            waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material agreement to which it is a party, other than in the ordinary course of business consistent with past practice, or settle or compromise any claim, action, litigation, arbitration, suit, investigation to which WFB or any of its Subsidiaries is or becomes a party, which settlement, agreement or action would impose any material restriction on the business of WFB or any of its Subsidiaries or could have or could be likely to have a Material Adverse Effect on WFB.

(m)          take any action, or knowingly fail to take any action, which action or failure to act would be reasonably expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(n)           take any action that is intended to materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Authority required for the transactions contemplated hereby;

(o)           implement or increase the benefits under any pension, retirement, profit-sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or amend any existing plan or arrangement except as required by law, including amendments required by IRC Section 409A, or by the terms of this Agreement, provided that such amendments with respect to Section 409A do not materially increase the cost to HNC of such arrangements or materially change the terms of the agreements;

(p)           amend or otherwise modify its underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice, other than as required by law, regulation or Regulatory Authorities;

(q)           except for WFB and its WFB Subsidiaries that may do so with each other in the ordinary course of business, enter into, renew, extend or modify any other transaction with any

Affiliate, other than deposit transactions in the ordinary course of business and which are in compliance with the requirements of applicable laws and regulations;

(r)            enter into any interest rate swap, floor or cap or similar commitment, agreement or arrangement, except interest rate swaps for customers of notional amounts not in excess of $2,000,000;

(s)           take any action that would give rise to a right of a termination payment under any employment agreement or similar agreement except for the execution of this Agreement;

(t)            purchase any security for its investment portfolio (i) rated less than “AAA” by either Standard & Poor’s Corporation or Moody’s Investor Services, Inc., or (ii) with a remaining maturity more than five (5) years;

(u)           make any capital expenditure of $250,000 or more; or undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of business, involving an unbudgeted capital expenditure by WFB of more than $250,000, or extending beyond six (6) months from the date hereof;

(v)           make any new commercial loan, loan commitment, letter of credit, or extension of credit in excess of Ten Million Dollars ($10,000,000.00) or a lesser amount if the extension of credit plus outstanding balances to such customer and related Persons, as may be determined in accordance with current regulatory standards, would equal or exceed Ten Million Dollars ($10,000,000.00);

(w)          agree, or make any commitment, to take any of the actions prohibited by this Section 5.01.

5.02.        Conduct of HNC’s Business.  Except as expressly contemplated or permitted by this Agreement or with the prior written consent of WFB (which shall not be unreasonably withheld), during the period from the date of this Agreement to the Effective Time, HNC shall, and shall cause each HNC Subsidiary to, use its commercially reasonable efforts to preserve its business organization intact, maintain good relationships with employees and preserve the good will of customers of HNC or the HNC Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as otherwise contemplated or permitted by this Agreement, set forth on HNC Disclosure Schedule 5.02 or as required by law or regulation or any Regulatory Authority, during the period from the date of this Agreement to the Effective Time, HNC shall not, and shall not permit any of HNC Subsidiary to, without the prior written consent of WFB (which shall not be unreasonably withheld):

(a)           amend, repeal or otherwise modify its articles of incorporation, bylaws or similar governing documents in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of WFB Common Stock;

(b)           declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock, provided, however,

that nothing contained herein shall prohibit HNC from increasing the regular quarterly cash dividend on the HNC Common Stock or from issuing dividends on HNC Common Stock in HNC Common Stock consistent with HNC’s past practices;

(c)           except in satisfaction of debts previously contracted, make any material acquisition of, or investment in, assets or stock of any other Person that either (i) requires the approval of the shareholders of HNC or (ii) would be reasonably expected to prevent, delay or materially impede either of the Contemplated Transactions;

(d)           implement or adopt any change in its accounting methods, practices or policies, except as may be required by GAAP or regulatory accounting principles or applicable law, in each case as concurred in by HNC’s independent registered public accounting firm, provided, however, that nothing contained herein shall prevent or prohibit HNC from adopting any such change prior to its effective date;

(e)           take any action, or knowingly fail to take any action, which action or failure to act would be reasonably expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368 (a) of the Code;

(f)            take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied or in a material violation of any provisions of this Agreement;

(g)           agree to, or make any commitment to, take, any of the actions prohibited by this Section 5.02.

5.03         Access; Confidentiality.

(a)           Through the Closing Date, each party hereto shall afford to the other, including its authorized agents and representatives, reasonable access to its and its Subsidiaries’ businesses, properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of each party shall furnish the other party making such investigation, including its authorized agents and representatives, with such financial and operating data and other information with respect to such businesses, properties, assets, books and records and personnel as the party making such investigation, or its authorized agents and representatives, shall from time to time reasonably request.

(b)           Each party hereto agrees that it, and its authorized agents and representatives, will conduct such investigation and discussions hereunder in a confidential manner and otherwise in a manner so as not to interfere unreasonably with the other party’s normal operations and customer and employee relationships.  Neither WFB, HNC, nor any of their respective Subsidiaries, shall be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize any attorney-client privilege or similar privilege with respect to such information or contravene any law, rule, regulation, decree, order, fiduciary duty or agreement entered into prior to the date hereof.

(c)           All information furnished to HNC or WFB by the other in connection with the Contemplated Transactions, whether prior to the date of this Agreement or subsequent hereto, shall be held in confidence to the extent required by, and in accordance with, the Confidentiality Agreement.

(d)           During the period between the date of this Agreement and the Closing Date, WFB and WFB Bank will notify HNC of all regular and special meetings of the boards of directors, and the executive and audit committees of WFB and WFB Bank, and HNC or its representative will be permitted to attend all such meetings in person or by telephone, except to the extent the exclusion of HNC and its representatives may be required for the board of  directors to exercise its duty under Pennsylvania law or otherwise as required under applicable law.  In the event that HNC or its representative is unable to attend such meetings, WFB or WFB Bank shall advise HNC of the matters conducted at such meeting as soon as practical.  Notwithstanding the foregoing, all board of directors discussions and action concerning this Agreement or the Merger may be held at WFB’s discretion in a confidential session.

(e)           As soon as reasonably available but in no event more than three business days after filing, WFB will deliver to HNC each material report, financial or otherwise, filed by it or WFB Bank with any Regulatory Authority.

(f)            Within two business days after their preparation, WFB will deliver to HNC the unaudited consolidated balance sheet and unaudited consolidated statement of operations of  WFB for the immediately preceding month prepared in accordance with GAAP except for the absence of footnotes and subject to year end audit and adjustment or as otherwise noted therein.

(g)           Within two business days after their preparation, HNC will deliver to WFB the unaudited consolidated balance sheet and unaudited consolidated statement of operations of HNC for the immediately preceding month prepared in accordance with GAAP except for the absence of footnotes and subject to year end audit and adjustment or as otherwise noted therein.

5.04         Regulatory Matters.

(a)           HNC agrees to prepare the Registration Statement to be filed by HNC with the SEC in connection with the issuance of HNC Common Stock in the Merger (including the Prospectus/Proxy Statement and all related documents).  Provided that WFB has fulfilled its obligations under Section 5.04(d) in all material respects, HNC agrees to file, or cause to be filed, the Registration Statement and the Prospectus/Proxy Statement with the SEC as promptly as reasonably practicable.  Each of HNC and WFB agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof.  After the Registration Statement is declared effective under the Securities Act, WFB and HNC shall promptly mail the Prospectus/Proxy Statement to their respective shareholders.  If at any time prior to the Effective Time any information relating to WFB, HNC or their respective affiliates, officers or directors, should be discovered by WFB or HNC which should be set forth in an amendment or supplement to either the Registration Statement or the Prospectus/Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of WFB and HNC.

(b)           Each of WFB and HNC shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Regulatory Authorities and other third parties which are necessary or advisable to consummate the Contemplated Transactions and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Regulatory Authorities and third parties.  Notwithstanding the foregoing, nothing contained herein shall be deemed to require HNC to take any action, or commit to take any action, or agree to any conditions or restrictions, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Regulatory Authorities or other third parties that would reasonably be expected to result in the imposition of a condition or restriction of the type referred to in Section 6.02(d).

(c)           HNC and WFB shall promptly inform each other of any material communication from, and shall give the other a reasonable opportunity to review in advance any Application or other material communication intended to be given by it to, any Regulatory Authority regarding any of the transactions contemplated by this Agreement, and each shall consult the other with respect to the substance and status of such filings.  WFB and HNC shall each promptly furnish the other with copies of written communications to, or received by them from, any Regulatory Authority in respect of the Contemplated Transactions.

(d)           HNC and WFB shall cooperate with each other in the foregoing matters and shall furnish the other with all information concerning itself as may be necessary or advisable in connection with any Application or filing, including any report filed with the SEC, made by or on behalf of such party to or with any Regulatory Authority in connection with the Contemplated Transactions, and in each such case, such information shall be accurate and complete in all material respects.  In connection therewith, WFB and HNC shall use their reasonable good faith efforts to provide each other certificates, certifications from accountants and other documents reasonably requested by the other in connection with the Registration Statement, the Prospectus/Proxy Statement or any Application.

5.05         Taking of Necessary Actions.  Through the Closing Date, in addition to the specific agreements contained herein, each party hereto shall use reasonable best efforts to take, or cause to be taken by each of its Subsidiaries, all actions, and to do, or cause to be done by each of its Subsidiaries, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date of this Agreement, the Contemplated Transactions including, if necessary, appealing any adverse ruling in respect of any Application.  Notwithstanding the foregoing, nothing contained herein shall be deemed to require HNC to take any action, or commit to take any action, or agree to any conditions or restrictions, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Regulatory Authorities or other third parties that would reasonably be expected to result in the imposition of a condition or restriction of the type referred to in Section 6.02(d).

5.06         No Solicitation.  WFB shall not, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to:

(a)           initiate, solicit, knowingly encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes any Acquisition Proposal;

(b)           enter into or maintain or continue discussions or negotiate with any person in furtherance of an Acquisition Proposal; or

(c)           agree to or endorse any Acquisition Proposal;

provided, however, that notwithstanding anything to the contrary contained in this Agreement:

(i)       Following receipt of a written Acquisition Proposal after the date hereof, WFB may furnish or cause to be furnished confidential and non-public information concerning WFB and its businesses, properties or assets to a third party;

(ii)      Following receipt of a written Acquisition Proposal after the date hereof, WFB may engage in discussions or negotiations with a third party;

(iii)     Following receipt of a written Acquisition Proposal after the date hereof, WFB may take and disclose to its shareholders a position with respect to such Acquisition Proposal; and/or

(iv)     Following receipt of a written Acquisition Proposal after the date hereof, the WFB Board of Directors may withdraw, modify, or qualify in a manner adverse to HNC, its recommendation of with respect to this Agreement; but in respect of the foregoing clauses (i) through (iv) only if the WFB Board of Directors shall conclude in good faith after consultation with its legal counsel, that failure to do so would result in a breach by such directors of their fiduciary duties.

WFB shall notify HNC as promptly as practicable, but no later than two (2) business days, in reasonable detail, as to any inquiries and proposals relating to an Acquisition Proposal which it or any of its representatives or agents may receive.

5.07         Advise of Changes.   Each of HNC and WFB shall promptly advise the other of any change or event which, individually or in the aggregate with other such changes or events, has or would reasonably be expected to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

5.08         Other Undertakings by HNC and WFB.

(a)           Undertakings of WFB.

(i)            Shareholder Approval.  WFB shall call a special WFB Shareholders Meeting to be held as soon as practicable after the Registration Statement is declared effective by the SEC, for purposes of voting upon the adoption of this Agreement and the approval of the transactions contemplated hereby.  WFB shall use its commercially  reasonable efforts to solicit and obtain the votes of the WFB shareholders in favor of the approval and adoption of this Agreement.  The Board of Directors of WFB shall recommend approval and adoption of this Agreement by such shareholders, unless it is permitted to do otherwise by Schedule 5.06 hereof.

(ii)           Amended Financial Statements.  WFB agrees to use its commercially reasonable efforts to restate, complete, or provide, as applicable, such financial statements or such other financial information including the audit opinion of its outside independent public accountants, as shall be necessary, to comply with GAAP and all Regulatory Authorities.

(iii)          Affiliates.  WFB shall use its reasonable best efforts to identify those persons who may be deemed to be “affiliates” of WFB within the meaning of Rule 145 promulgated by the SEC under the Securities Act and to cause each person so identified to deliver to HNC as soon as practicable, and in any event prior to the date of the WFB Shareholders Meeting, a written agreement to comply with the requirements of Rule 145 under the Securities Act in connection with the sale or other transfer of HNC Common Stock received in the Merger.

(iv)          Subsequent WFB Financials and Subsequent WFB SEC Reports.  WFB agrees to use its commercially reasonable efforts to prepare and timely file (other than the SEC Forms 10-Q for the periods ended December 31, 2007 and March 31, 2008, respectively) all financial statements of WFB and WFB SEC Reports that are required to be prepared and filed after the date hereof (other than the SEC Forms 10-Q for the period ended December 31, 2007 and March 31, 2008, respectively).  WFB agrees to use all commercially reasonable efforts to prepare and file the WFB SEC Forms 10-Q for the periods ended December 31, 2007 and March 31, 2008 as soon as practicable.  All financial statements of WFB prepared and filed by WFB with the SEC after the date hereof shall be deemed Subsequent WFB Financials.  All Subsequent WFB Financials shall be subject to the representations and warranties of Section 3.05 hereof and deemed WFB Financials for purposes of Section 3.05 hereof.  All WFB SEC Reports and WFB’s Securities Documents after the date hereof shall be deemed Subsequent WFB SEC Reports.  All Subsequent WFB SEC Reports shall be subject to the representations and warranties of Section 3.24 hereof and deemed WFB SEC Reports for purposes of Section 3.24 hereof.

(v)           The WFB ESOP will be terminated as of, or immediately prior to, the Effective Date.

(vi)          WFB shall use all commercially reasonable efforts to obtain all necessary and legally required consents and authorizations of landlords and other persons regarding any lease or other material agreement to which WFB or WFB Bank is a party, or successor in interest, or by which its properties are bound.

(b)           Undertakings of HNC and WFB.

(i)            Tax Matters.  Each of HNC and WFB shall use its reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the IRC.  Each of HNC and WFB shall, and shall cause its respective Subsidiaries to, execute and deliver to each law firm referred to in Sections 6.01(g) and 6.02(g) certificates containing appropriate representations at such time or times as may be reasonably requested by each such law firm in connection with its delivery of the applicable opinion referred to in such sections with respect to the tax treatment of the Merger.

(ii)           Public Announcements.  HNC and WFB shall agree upon the form and substance of any press release related to this Agreement and the Contemplated Transactions, but nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which its counsel deems necessary under applicable law or the requirements of any stock exchange.

(iii)          Maintenance of Insurance.  HNC and each HNC Subsidiary, and WFB and each WFB Subsidiary, shall maintain insurance in such amounts as HNC and WFB, respectively, believe are reasonable to cover such risks as are customary in relation to the character and location of its and their respective Subsidiaries’ properties and the nature of its and their respective Subsidiaries’ businesses.

(iv)          Maintenance of Books and Records.  HNC and each HNC Subsidiary, and WFB and each WFB Subsidiary, shall maintain books of account and records on a basis consistent with the prudent business practice of depository institutions insured by the FDIC.

(v)           Taxes.  HNC and each HNC Subsidiary, and WFB and each WFB Subsidiary, shall file all federal, state, and local tax returns required to be filed by them on or before the date such returns are due, including any extensions, and pay all taxes shown to be due on such returns on or before the dates such payments are due, except those being contested in good faith.

(vi)          Phase I Environmental Audit.  WFB shall permit HNC, if HNC elects to do so, at its own cost and expense, to cause a “phase I environmental audit” to be performed at any physical location owned or occupied by WFB or any WFB Subsidiary.

(vii)         Transition Matters.  Commencing following the date hereof, HNC and WFB shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to facilitate the integration of the businesses and operating systems of WFB and its

Subsidiaries with those of HNC and its Subsidiaries following the Effective Time; provided however, the forgoing will not materially interfere with the ongoing business of WFB or have an Material Adverse Effect on WFB.

(viii)        Accruals and Reserves.  At the request of HNC, subject to any limitations imposed by law, GAAP, WFB shall establish such additional accruals and reserves as may be reasonably necessary to conform WFB’s accounting and credit loss reserve practices and methods to those of HNC; provided, however, that WFB shall not be required to take such action prior to the satisfaction (or waiver in writing) of the conditions to Closing set forth in Sections 6.01 and 6.02, as certified in writing to WFB by HNC; provided further, however, that no such additional accruals and reserves will be required to be made more than ten (10) business days prior to the Closing Date.  No such additional accruals or reserves made by WFB pursuant to this subsection shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.  The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of WFB or its management with any such adjustments.

(ix)           Delivery of SEC Documents.  HNC and WFB shall each deliver to the other copies of all reports filed with the SEC under the Exchange Act promptly upon the filing thereof but no later than two (2) business days thereafter.

(c)           Undertakings of HNC.

(i)          Shareholder Approval.  HNC shall call a special HNC Shareholders Meeting to be held as soon as practicable after the Registration Statement is declared effective by the SEC, for purposes of voting upon the approval and adoption of this Agreement and the approval of the transactions contemplated hereby.  HNC shall use commercially reasonable efforts to solicit and obtain the votes of the HNC shareholders in favor of the approval and adoption of this Agreement.  If consistent with its fiduciary duties, the Board of Directors of HNC shall recommend adoption of this Agreement by the shareholders of HNC.

(ii)         Stock Exchange Listing. HNC shall use its commercially reasonable efforts to file all notices with Nasdaq and take any other action as may be necessary to ensure that the shares of HNC Common Stock to be issued in the Merger or otherwise pursuant to this Agreement will be listed on Nasdaq, subject to official notice of issuance, at the Effective Time.

(iii)        Employees; Severance Policy.

(A)          HNC will endeavor to continue the employment of all current WFB employees in positions that will contribute to the successful performance of the combined organization.  During the period prior to the Effective Time, HNC will cooperate with WFB to identify the roles that WFB’s current employees will be expected to play with HNC, HNC Bank or other HNC Subsidiary after the Effective Time. If prior to the Effective Time or within one year after the Effective Time, HNC elects to displace or eliminate a position of an employee not subject to an employment or change of control agreement for reasons other than cause, then HNC will make severance payment of two (2) weeks of compensation for each year of the employee’s combined service with WFB and WFB Bank (subject to applicable taxes and withholding requirements), with a minimum of  four (4) weeks up to a maximum of twenty-six (26) weeks.  Terminated WFB employees will have the right to continue coverage under the group health plans of HNC or HNC Bank in accordance with IRC Section 4980(f). During the severance payment term or until the employee is enrolled in another health plan, whichever occurs first, HNC will continue to pay the employer’s share of medical benefits that it pays for its employees generally, provided that any coverage period required under IRC 4980B shall run concurrently with the period that HNC pays the employer’s share of health coverage under this Section.

(B)           WFB’s employees who become employees of HNC and its Subsidiaries (the “Continuing Employees”) will, immediately upon Effective Time, be eligible for all HNC Benefit Plans that are generally available to HNC employees upon the terms of the HNC Benefit Plans applicable from time to time.   The Continuing Employees will be given full credit for years of service with WFB for purposes of eligibility and vesting, but not for purposes of calculating benefit amounts, under HNC’s applicable employee benefit plans.

(C)           HNC shall have no obligation to provide to any directors, officers or employees of WFB or any WFB Subsidiary any benefits of any sort other than, as to employees of WFB, HNC’s normal and customary benefits for HNC’s employees.

(D)          Notwithstanding any other provision of this Agreement, before, at or promptly after the Effective Time, HNC shall have the right to freeze, merge or terminate the existing WFB Benefit Plans and where applicable transfer its assets into HNC’s existing 401(k) plan or shall have WFB freeze or terminate any existing WFB Benefit Plan.

(E)           Employees of WFB shall not be deemed third party beneficiaries of the commitments set forth in this Section 5.08.

(iv)       Election of HNC Bank Directors.

(A)          Upon consummation of the Merger and subject to compliance with all applicable legal requirements, HNC shall cause HNC Bank to elect the WFB/HNC Directors (each, a “WFB/HNC Bank Director”) as directors of HNC Bank, effective the Effective Date, each to hold office until his successor is elected and qualified or otherwise in accordance with applicable law, the articles of association and bylaws of HNC Bank.

(1)           The WFB/HNC Directors who are elected to serve on the HNC Bank Board will be compensated for such service after the Effective Date in the same manner and in the same amounts as all other directors of HNC who serve on the HNC Bank Board are compensated.

(v)        Indemnification, Insurance.

(A)               From and after the Effective Time, HNC shall indemnify and hold harmless each present and former director, officer, employee and agent of WFB or a Subsidiary of WFB, as applicable, determined as of the Effective Time, other than former directors under criminal indictment or current criminal proceedings as of the date of this Agreement,  (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), amounts paid in settlement as provided below, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she is or was a director, officer or employee of WFB or, while a director, officer or employee of WFB, is or was serving at the request of WFB as a director, officer, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise to the fullest extent which such Indemnified Parties would be entitled under the BCL and HNC’s articles of incorporation and bylaws (which right to indemnification shall include the advancement of reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, action, suit, proceeding or investigation upon receipt from an Indemnified Party of any required undertaking).

(B)                Prior to the Effective Date, HNC shall use its reasonable best efforts (and WFB shall cooperate and assist prior to the Effective Date in these efforts), at no expense to the beneficiaries, to:

(1)           maintain directors’ and officers’ liability insurance (“D&O Insurance”) for the Indemnified Parties with respect to matters occurring at or prior to the Effective Time, issued by a carrier assigned a claims-paying ability rating by A.M. Best & Co. of “A (Excellent)” or higher; or

(2)           obtain coverage for Prior Acts for the Indemnified Parties under a directors’ and officers’ tail liability insurance policy;

effective at the Effective Time, in either case, providing at least the same coverage as the D&O Insurance currently maintained by WFB and containing terms and conditions which are no less favorable to the beneficiaries, for a six-year period after the Effective Date; provided, that HNC shall not be obligated to make annual premium payments for such six-year period in respect of the D&O Insurance which exceed, for the portion related to WFB’s directors and officers, 200% of the annual premium payment, as of  December 31, 2007, under WFB’s current policy in effect on the date of this Agreement (the “Maximum Amount”).  If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, HNC shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.

(C)            Any Indemnified Party wishing to claim indemnification under Section 5.08(c)(v)(C), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify HNC.  In the event of any such claim, action, suit, proceeding or investigation, whether arising before or after the Effective Time, (i) HNC shall have the right to assume the defense thereof and shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection  with the defense thereof, except that if HNC elects not to assume such defense or counsel for the Indemnified Party and advises the Indemnified Party that there are issues that raise conflicts of interest between HNC and the Indemnified Party, the Indemnified Party may retain counsel which is reasonably satisfactory to HNC, and HNC shall pay, promptly as statements therefore are received, the reasonable fees and expenses of such counsel for the Indemnified Party, which may not exceed one firm in any jurisdiction, (ii) the Indemnified Party will cooperate in the defense of any such matter, (iii) HNC shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld and (iv) HNC shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

5.09         No Control of Other Party’s Business.  Nothing contained in this Agreement is intended to give HNC, directly or indirectly, the right to control or direct WFB’s or its Subsidiaries’ operations prior to the Effective Time.  Prior to the Effective Time, each of HNC and WFB shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its (and its respective Subsidiaries) respective operations.

ARTICLE VI

CONDITIONS

6.01   Conditions to WFB’s Obligations under this Agreement.  The obligations of WFB hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by WFB pursuant to Section 8.03 hereof:

(a)        Approval by WFB’s and HNC’s Shareholders.  This Agreement shall have been approved and adopted by the shareholders of WFB and HNC by such vote as is required by the BCL and their respective articles of incorporation and bylaws.

(b)        Representations and Warranties.  The representations and warranties of HNC set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties (other than the representation and warranty set forth in Section 4.06) relating to material, materiality, or a Material Adverse Effect, or words of similar meaning and provided further that, for purposes of this condition, such representations and warranties (other than those set forth in Sections 4.02(a) through (c), which shall be true and correct in all material respects, and Section 4.06) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on HNC. WFB shall have received a certificate signed on behalf of HNC by the Chief Executive Officer and Chief Financial Officer of HNC to the foregoing effect.

(c)        Performance of Obligations of HNC.  HNC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and WFB shall have received a certificate signed on behalf of HNC by the Chief Executive Officer and the Chief Financial Officer of HNC to the foregoing effect.

(d)        Approvals of Regulatory Authorities.  Procurement by WFB and HNC of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Contemplated Transactions.

(e)        No Injunction.  There shall not be in effect any order, decree or injunction of a court of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Regulatory Authority which prohibits or makes illegal the completion of either of the Contemplated Transactions.

(f)         Registration Statement.  The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement and all approvals deemed necessary by WFB’s counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

(g)      Nasdaq Listing.  The HNC Common Stock to be issued to WFB shareholders pursuant to this Agreement shall have been approved for listing on the NASDAQ Global Stock Market or any successor market thereto.

(h)      Tax Opinion.  WFB shall have received an opinion of Dechert LLP, special counsel to WFB, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC.  In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of WFB, HNC and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

(i)       No Material Adverse Change.   No change in the business, assets, liabilities, operations, or financial condition of HNC or the HNC Subsidiaries taken as a whole shall have occurred since the date of this Agreement and continue at Closing, which has had or would reasonably be likely to have a Material Adverse Effect.

6.02   Conditions to HNC’s Obligations under this Agreement.  The obligations of HNC hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by HNC pursuant to Section 8.03 hereof:

(a)         Approval by WFB’s and HNC’s Shareholders.  This Agreement shall have been approved and adopted by the shareholders of WFB and HNC by such vote as is required by the BCL and their respective articles of incorporation and bylaws.

(b)        Representations and Warranties.  The representations and warranties of WFB set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties (other than the representation and warranty set forth in Section 3.06) relating to material, materiality, or a Material Adverse Effect, or words of similar meaning, and provided further that, for purposes of this condition, such representations and warranties (other than those set forth in Sections 3.02(a) through (c), which shall be true and correct in all material respects, and Section 3.06) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on WFB.  HNC shall have received a certificate signed on behalf of WFB by the Chief Executive Officer and Chief Financial Officer of WFB to the foregoing effect.

(c)         Performance of Obligations of WFB.  WFB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and HNC shall have received a certificate signed on behalf of WFB by the Chief Executive Officer and the Chief Financial Officer of WFB to the foregoing effect.

(d)        Approvals of Regulatory Authorities.  Procurement by HNC and WFB of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Contemplated Transactions; all requisite approvals and consents for the Contemplated Transaction remain in full force and effect; and no such approval or consent shall have imposed any condition, restriction, or requirement which the Board of Directors of HNC determines in good faith would individually or in the aggregate materially and adversely affect the economic or business benefits to HNC of the Contemplated Transactions, the business or financial conditions of HNC on a consolidated basis, or the business presently operated by WFB, WFB Bank and each subsidiary as it is to be acquired by HNC.

(e)         No Injunction.  There shall not be in effect any order, decree or injunction of a court or of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Regulatory Authority which prohibits or makes illegal the completion of either of the Contemplated Transactions.

(f)         Registration Statement.  The Registration Statement shall be effective under the applicable federal and state securities laws, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement or to prohibit the issuance of HNC Common Stock to WFB shareholders; and all approvals deemed necessary by HNC’s counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.  HNC Common Stock to be issued to WFB shareholders shall be approved and listed on the NASDAQ Global Stock Market.

(g)        Tax Opinion.  HNC shall have received an opinion of Bybel Rutledge LLP, special counsel to HNC, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC.  In rendering its opinion, such counsel or firm may require and rely upon customary representations contained in certificates of officers of WFB, HNC and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

(h)        Nasdaq Listing.  The HNC Common Stock to be issued to WFB shareholders pursuant to this Agreement shall have been approved for listing on the NASDAQ Global Stock Market or any successor market thereto.

(i)          Director Agreements.  HNC shall have received from the directors of WFB and the executive officers of WFB named in WFB’s most recent proxy statement the WFB Letter Agreement and from each of the directors of WFB an executed Non-Competition and Non-Solicitation Agreement and the WFB/HNC Directors appointed pursuant to Section 1.02 shall have executed an Affiliates Letter in compliance with Rule 145 of the Securities Act.

(j)          No Material Adverse Change.  No change in the business, assets, liabilities, operations, or financial condition of WFB or the WFB Subsidiaries taken as a whole shall have occurred since the date of this Agreement and continue at Closing, which has had or would reasonably be likely to have a Material Adverse Effect.

(k)         Coughey Agreements. No action shall have been taken to renounce or repudiate the Coughey Agreements by Donna M. Coughey.

ARTICLE VII

TERMINATION

7.01         Termination.  This Agreement may be terminated on or at any time prior to the Closing Date:

(a)         By the mutual written consent of the parties hereto in a written instrument if the board of directors of each of WFB and HNC so determines.

(b)        By HNC or WFB:

(ii)  If there shall have been any material breach of any representation, warranty, covenant or other obligation of the other party hereto and in either such case such breach (x) cannot be, or shall not have been, remedied within thirty (30) days after receipt by such party of written notice specifying the nature of such breach and requesting that it be remedied or which breach, by its nature, cannot be cured prior to the Closing;

(iii)  If the Closing Date shall not have occurred prior to March 31, 2009 (except that if the Closing Date shall not have occurred by such date because of a breach of this Agreement by a party hereto, such breaching party shall not be entitled to terminate this Agreement in accordance with this provision);

(iv)  If (x) any Regulatory Authority whose approval or consent is required for consummation of the Merger shall issue a definitive written denial of such approval or consent and the time period for appeals and requests for reconsideration has run or (y) any Regulatory Authority of competent jurisdiction shall have issued a final non-appealable order enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement; or

(v)  If the WFB Shareholders fail to approve and adopt this Agreement at the WFB Shareholders Meeting or the HNC Shareholders fail to approve and adopt this Agreement at the HNC Shareholders Meeting, or in either case at any adjournment or postponement thereof.

(c)         By WFB if its board of directors shall conclude, in good faith after consultation with its legal and financial advisors, that it must agree to or endorse an Acquisition Proposal and terminate this Agreement in order to comply with its fiduciary duties.

(d)        By HNC if WFB or any WFB Subsidiary enters into any term sheet, letter of intent, agreement or similar type agreement with any other Person which relates to an  Acquisition Proposal or WFB withdraws, changes, or modifies its recommendation to its shareholders in any manner adverse to HNC regarding this Agreement or the Merger.

7.02         Effect of Termination.  If this Agreement is terminated as provided in Section 7.01 hereof, this Agreement shall forthwith become void and have no effect, other than Sections 5.03(c) and 8.01 hereof, which shall remain in full force and effect, and there shall be no liability on the part of HNC or WFB or any of their respective directors and officers, except for any liability of HNC or WFB under such sections of this Agreement and except for any liability of HNC or WFB arising out of a willful breach of this Agreement giving rise to such termination.

ARTICLE VIII

MISCELLANEOUS

8.01         Expenses and Other Fees.

(a)   Except as set forth in Section 8.01(b), each party hereto shall bear and pay all costs and expenses incurred by it in connection with the Merger and the other transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

(b)   If WFB fails to complete the Merger after the occurrence of one of the following events, and HNC shall not be in material breach of this Agreement, WFB shall within one Business Day of the event, pay HNC by wire transfer of immediately available funds a fee of Seven Million Dollars ($7,000,000):

(i)            WFB terminates this Agreement pursuant to Section 7.01(c) hereof;

(ii)           HNC terminates this Agreement pursuant to Section 7.01(d) hereof;

(iii)          a Person or group (as that term is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than HNC or an Affiliate of HNC, enters into an agreement, letter of intent or memorandum of understanding with WFB or any WFB Subsidiary which relates to an Acquisition Proposal;

(iv)          WFB authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement to enter into an Acquisition Proposal; or

(v)           the WFB shareholders fail to approve this Agreement at the WFB Shareholders Meeting, or the WFB Shareholders Meeting is cancelled, if prior to the shareholder vote or cancellation:

(A)             the WFB Board of Directors shall have (x)  failed to recommend approval of this Agreement by the shareholders of WFB, (y)  withdrawn or modified its recommendation that WFB shareholders approve this Agreement or (z) recommended that the shareholders of WFB approve or accept an Acquisition Proposal with any Person other than HNC or an Affiliate of HNC; or

(B)             WFB shall have materially breached its obligation under Section 5.08(a) by failing to call, give notice of, convene and hold the WFB Shareholders Meeting in accordance with Section 5.08(a);

(vi)          the WFB Shareholders’ Meeting is cancelled, if prior to the cancellation any Person or group (as that terms is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than HNC or an Affiliate of HNC, shall have publicly announced, communicated or made known its intention, whether or not conditional, to make an Acquisition Proposal and shall not have publicly withdrawn such announcement, communication or intention at least 30 days prior to the WFB Shareholders Meeting and within eighteen (18) months after such event WFB or any WFB Subsidiary enters into any term sheet, letter of intent, agreement or similar type agreement with any Person which relates to an Acquisition Proposal.

(vii)         the WFB shareholders fail to approve the Agreement at the WFB Shareholders’ Meeting, if prior to the shareholder vote any Person or group (as that terms is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than HNC or an Affiliate of HNC, shall have publicly announced, communicated or made known its intention, whether or not conditional, to make an Acquisition Proposal and shall not have publicly withdrawn such announcement, communication or intention at least 30 days prior to the WFB Shareholders Meeting and within eighteen (18) months after such event WFB or any WFB Subsidiary enters into any term sheet, letter of intent, agreement or similar type agreement with:

(A)          such Person which relates to an Acquisition Proposal, or

(B)           another Person which relates to an Acquisition Proposal, provided however, for purposes of the subsection (vii)(B), the threshold percentages in the definition of Acquisition Proposal shall be twenty percent (20%).

8.02         Non-Survival of Representations and Warranties; Disclosure Schedules.  All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants shall terminate on the Effective Time.  Notwithstanding the foregoing, Sections 1.02(d), 1.03, 2.04, 2.05, 2.06 and 5.08(c)(iii), (iv), and (v) shall survive the Closing.

8.03         Amendment, Extension and Waiver.  Subject to applicable law, at any time prior to the Closing Date (including after the approval of this Agreement and the Merger by WFB shareholders if and to the extent permitted by applicable law), the parties may:

(a)      amend this Agreement;

(b)      extend the time for the performance of any of the obligations or other acts of either party hereto;

(c)      waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or

(d)      to the extent permitted by law, waive compliance with any of the Agreements or conditions contained herein, however, no waiver by either party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

This Agreement may not be amended except by an instrument in writing signed, by authorized officers, on behalf of the parties hereto.  Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.04         Entire Agreement.

(a)         This Agreement, including the exhibits and the disclosure schedules hereto and the other documents referred to herein, contains the entire agreement and understanding of the parties with respect to its subject matter.  This Agreement supersedes all prior arrangements and understandings between the parties, both written and oral, with respect to its subject matter, other than the Confidentiality Agreement.

(b)        This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and its successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities, except any Indemnified Party may enforce Section 5.08(v) hereof.

8.05         No Assignment.  Neither party hereto may assign this Agreement or any of its rights or obligations hereunder to any other Person (whether by operation of law or otherwise), without the prior written consent of the other party hereto.

8.06         Notices.  All notices or other communications hereunder shall be in writing and shall be deemed given upon delivery if delivered personally, two business days after mailing if mailed by prepaid registered or certified mail, return receipt requested, or upon confirmation of good transmission if sent by telecopy, addressed as follows:

(a)	If to HNC or HNC Bank, to:

Harleysville National Corporation
Harleysville National Bank

483 Main Street
Harleysville, Pennsylvania 19438

	Attention:	Paul D. Geraghty, President and CEO

	Telecopy No.:	(215) 256-3065

with a copy to:

Bybel Rutledge LLP
1017 Mumma Road, Suite 302
Lemoyne, PA 17043

	Attention:	Nicholas Bybel, Jr., Esquire

	Telecopy No.:	(717) 731-8205

(b)	If to WFB, to:

Willow Financial Bancorp, Inc.
Willow Financial Bank
170 South Warner Road
Wayne, Pennsylvania 19087

	Attention:	Donna M. Coughey, President and CEO

	Telecopy No.	(610) 975-4365

with a copy to:

Dechert LLP
2929 Arch Street
Philadelphia, Pennsylvania 19104

	Attention:	R. Craig Smith, Esquire

	Telecopy No.:	(215) 994-2222

8.07         Disclosure Schedules.  Information contained on either the WFB Disclosure Schedule or the HNC Disclosure Schedule shall be deemed to cover the express disclosure requirement contained in a representation or warranty of this Agreement and any other representation or warranty of this Agreement of such party where it is clearly cross-referenced to such Disclosure Schedule with specificity and incorporated therein.  The mere inclusion of an item in a

Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is or could result in a Material Adverse Effect.

8.08         Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.09         Counterparts.  This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.  A facsimile or other electronic reproduction of a signature by one or both parties shall be treated as an execution in writing for purposes of execution of this Agreement.

8.10         Severability.  Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its shareholders.  Upon any such determination, HNC and WFB shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

8.11         Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania, except to the extent that federal law is applicable by its terms.

8.12         Interpretation.  Each of HNC and WFB acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in connection with the construction or interpretation of this Agreement

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:	HARLEYSVILLE NATIONAL CORPORATION

/s/ Jo Ann M. Bynon	By:	/s/ Paul D. Geraghty
Corporate Secretary	Paul D. Geraghty
President and CEO

ATTEST:	WILLOW FINANCIAL BANCORP, INC.

/s/ Gerard F. Griesser	By:	/s/ Donna M. Coughey
Assistant Corporate Secretary	Donna M. Coughey
President and CEO